Exhibit 10.4

AMENDED AND RESTATED LOAN AGREEMENT

for a loan in the amount of

$18,000,000.00

among

RSC OAKLEAF GREENVILLE, LLC
and
RSC OAKLEAF LEXINGTON, LLC,
as Borrowers

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR
HEREAFTER BECOME PARTIES TO THIS AGREEMENT

as Lenders

Oakleaf Village at Greenville
Greer, South Carolina

Oakleaf Village at Lexington
Lexington, South Carolina

Dated as of April 30, 2010

		Page

Article I Incorporation of Recitals, Exhibits and Schedules		2
Section 1.1	Incorporation of Recitals	2
Section 1.2	Incorporation of Exhibits and Schedules	2
Section 1.3	Definitions	2

Article II Loan Terms		3
Section 2.1	Disbursements	3
Section 2.2	Interest Rate; Late Charge	2
Section 2.3	[Payments	4
Section 2.4	Maturity	5
Section 2.5	Prepayment	5
Section 2.6	Defeasance	6
Section 2.7	Reserved	6
Section 2.8	Application of Payments	6
Section 2.9	Reserved	6
Section 2.10	Sources and Uses	7
Section 2.11	Security	7

Article III Insurance, Condemnation, and Impounds		8
Section 3.1	Insurance	8
Section 3.2	Disposition of Insurance Proceeds	11
Section 3.3	Condemnation Awards	11
Section 3.4	Insurance Impounds	12
Section 3.5	Real Estate Tax Impounds	12
Section 3.6	Replacement Reserves	13

Article IV Leasing Matters		13
Section 4.1	Representations and Warranties on Leases	14
Section 4.2	Approval Rights	14
Section 4.3	Covenants	15
Section 4.4	Tenant Estoppels	15
Section 4.5	Security Deposits	16

Article V Representations and Warranties		16
Section 5.1	Organization and Power	16
Section 5.2	Owners of Borrower	16

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Exhibits:

Exhibit A-1	RSC Oakleaf Greenville, LLC Project
Exhibit A-2	RSC Oakleaf Lexington, LLC Project
Exhibit B	Form of Interest Holder Agreement
Exhibit C	Intellectual Property
Exhibit D	Ownership of Borrowers
Exhibit E	Provider Payment/Reimbursement Programs
Exhibit F	Governmental Approvals

Schedules:

Schedule 2.1	Advance Conditions
Schedule 2.3	Payment Schedule
Schedule 2.10	Sources and Uses
Schedule 7.2	Compliance Certificate
Schedule 7.26	Post-Closing Requirements
Schedule I	Certain Definitions
Schedule II	Calculation of Net Operating Income

-vi-

LOAN AGREEMENT

This Amended and Restated Loan Agreement is entered into as of April 30, 2010 among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GECC” and in its capacity as agent for the Lenders, together with its successors, “Agent”), the financial institutions other than GECC who are or hereafter become parties to this Agreement (together with GECC collectively, or individually, as the context may require, “Lender”), and RSC OAKLEAF GREENVILLE, LLC and RSC OAKLEAF LEXINGTON, LLC, each a Florida limited liability company (each a “Borrower” and collectively, the “Borrowers”).

RECITALS

(A)
  Lender and the Borrowers have previously entered into that certain Loan Agreement, dated as of January 10, 2006, (as amended to the date hereof, the “Existing Loan Agreement”), pursuant to which Lender agreed to extend a loan in the original principal amount of Thirteen Million Five Hundred Thousand and 00/100 Dollars ($13,500,000.00) (the “Existing Loan”) to the Borrowers, which is evidenced by that certain Promissory Note dated January 10, 2006 and executed by the Borrowers (the “Existing Note”).

(B)
  Borrowers have requested that the Existing Loan Agreement be amended and restated as set forth below, which shall among other things, (a) extend and continue certain existing indebtedness and obligations of the Borrowers owing to the Lender in connection with the Existing Loan Agreement, (b) provide an additional loan to the Borrowers  in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00)  pursuant to the amendment and restatement of the Existing Note and (c) allow the current principals of the Borrowers to transfer 80% of the indirect ownership interests of the Borrowers to entities directly or indirectly owned by the Cornerstone Principal (as hereinafter defined).

(C)
  Pursuant to the Existing Loan Agreement and the other documents executed in connection therewith (the "Existing Loan Documents"), Borrowers have granted to Lender a security interest in all or substantially all of their assets, including, without limitation, certain real property, as more particularly described on Exhibit A-1 through Exhibit A-2 attached hereto (each a “Property” and, collectively, the “Properties”) and the Improvements located thereon (the “Improvements”) comprised of assisted living and/or Alzheimer's units.  Each Property, along with its respective Improvements, is referred to herein as a “Project” and are collectively referred to herein as the “Projects”.

(D)
  It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement, which remain outstanding or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Loan Agreement and re-evidence the obligations of the Borrowers outstanding thereunder as Obligations of the Borrowers under this Agreement which will remain secured by, among other things, the Security Documents.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE I

INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES

Section 1.1  Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

Section 1.2  Incorporation of Exhibits and Schedules.

Exhibits A-1 through F and Schedules 2.1 through 11.31 and Schedules I and II to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

Section 1.3  Definitions.

All terms defined in Schedule I or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole.  The words “include” and “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

Section 1.4  Amendment and Restatement; No Novation.

This Agreement constitutes an amendment and restatement of the Existing Loan Agreement effective from and after the Restatement Date.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Indebtedness, the Obligations, or any other obligations owing to the Lender under the Existing Loan Agreement, the Existing Note or any other “Loan Document” as defined in the Existing Loan Agreement (the “Existing Loan Documents”).  On the Restatement Date, the credit facilities and the terms and conditions thereof described in the Existing Loan Agreement shall be amended and replaced by the credit facilities and the terms and conditions thereof described herein, and all Indebtedness, Obligations, obligations of the Borrowers under the Existing Loan, and other obligations of the Borrowers and any other Person outstanding as of such date under the Existing Loan Agreement shall be deemed to be Indebtedness and Obligations outstanding under the corresponding facilities described herein without further action by any Person.  The Schedules and Exhibits attached to this Agreement and made a part hereof shall be deemed to replace the Schedules and Exhibits to the Existing Loan Agreement.

Section 1.5  Effectiveness of Existing Loan Documents.

Borrowers and each other Loan Party hereby acknowledge that the Existing Loan Documents previously executed by the Borrowers, or any Loan Party and delivered to Lender, are and shall remain in full force and effect, and Borrowers and each other Loan Party hereby ratifies, confirms and approves the Loan Documents and all of the terms and provisions thereof, and agrees that the Loan Documents constitute valid and binding obligations of Borrowers or the Loan Parties, as applicable, enforceable by Lender in accordance with its terms.

ARTICLE II

LOAN TERMS

Section 2.1  Disbursements.

(a)           Initial Loan.  As of the Restatement Date, the Lender has previously made a loan to the Borrowers in an aggregate amount equal to $13,500,000.00 (the “Initial Loan”). As of the Restatement Date, the aggregate amount of such Initial Loan remaining outstanding on the Restatement Date is $12,901,988.00.  The Borrowers hereby acknowledge that all Obligations in respect of Initial Loan outstanding under, pursuant to and as defined in the Existing Loan Agreement shall be deemed to have been made to the Borrowers as a Loan under this Agreement, and shall constitute a portion of the Obligations hereunder.

(b)           Restatement Date Loan.  On the Restatement Date, and subject to the terms, provisions and conditions of this Agreement (including, without limitation Borrowers’ satisfaction of the conditions to the advance described in Schedule 2.1 attached hereto) and the other Loan Documents, Lender shall disburse to Borrowers from the proceeds of the Loan the amount of Five Million Ninety-eight Thousand Twelve and No/100 Dollars ($5,098,012.00) (the “Restatement Date Loan”). The Loan shall be repaid in accordance with this Agreement and the other Loan Documents.

Section 2.2  Interest Rate; Late Charge.

(a)           Restatement Date Loan.  The outstanding principal balance of the Restatement Date Loan shall bear interest at a rate of interest equal to five and forty-five hundredths percent (5.45%) per annum in excess of the Libor Rate (the “Contract Rate”).

(b)           Initial Loan.  The outstanding principal balance of the Initial Loan (including any amounts added to principal in respect of the Initial Loan under the Loan Documents) shall bear interest (i) prior to the Swap Termination Date, at the rate of six and sixty-two hundredths percent (6.62%) per annum (“Swap Rate”) and (ii) thereafter at the Contract Rate.

(c)           Calculation of Interest; Default Rate; Late Charge.  Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial advance or the date on which the immediately preceding payment was due.  If Borrowers fail to pay any installment of interest or principal within ten (10) days after the date on which the same is due, except with respect to the payment due at the Maturity Date (as hereinafter defined), Borrowers shall pay to Agent a late charge on such past due amount, as liquidated damages and not as a penalty, equal to the greater of (a) interest at the Default Rate on such amount from the date when due until paid, and (b) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law.  The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment.  Borrowers agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment.  Borrowers and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender with respect to such Event of Default.  While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3  Payments.

(a)           Restatement Date.  Borrowers shall pay a payment of interest only on the date hereof for the period from the date hereof through the last day of the current month computed (i) at the Swap Rate, for the Initial Loan and (ii) at the Contract Rate, for the Restatement Date Loan.

(b)           Interest Payments.  Commencing on June 1, 2010 and continuing on the first (1st) day of each calendar month thereafter (each, a "Payment Date") until and including the Maturity Date, Borrowers shall pay interest in arrears on (i) the Initial Loan, at the Swap Rate in the amount shown on Part 1 of Schedule 2.3 on each Payment Date prior to the Swap Termination Date and on each Payment Date thereafter, at the Contract Rate and (ii) the Restatement Date Loan, at the Contract Rate, in each case until all amounts due under the Loan Documents are paid in full.  If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

(c)           Principal Amortization Payments.  Commencing on June 1, 2010, and continuing on each Payment Date thereafter until and including the Maturity Date, in addition to the interest payments required under Section 2.3(a) above, Borrowers shall make a monthly principal amortization payment on (i) the Initial Loan prior to the Swap Termination Date, based upon a 25-year amortization schedule in the amount shown on Part 1 of Schedule 2.3, and (ii) on the Restatement Date Loan,  based upon a 30-year amortization schedule in the amount shown on Part 2 of Schedule 2.3 and (iii) the Initial Loan on and after the Swap Termination Date, based upon a 30-year amortization schedule in the amount shown on Part 3 of Schedule 2.3.  If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

Section 2.4  Maturity.

The Loan shall mature and Borrowers shall pay to Agent all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents on the Maturity Date.

Section 2.5  Prepayment.

(a)           Voluntary Prepayment.  Borrowers may voluntarily prepay the Loan in whole but not in part prior to the Maturity Date; provided that, the Borrowers pay to Agent with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents, including, without limitation, the Exit Fee and, if applicable, the Swap Termination Fee.

(b)           Exit Fee.  When the Loan is repaid for any reason and at any time (whether by voluntary prepayment by Borrowers, by reason of the occurrence of an Event of Default, upon the maturity of the Loan or otherwise), Borrowers shall pay to Agent, as compensation for the cost of Agent and Lender making funds available to Borrowers under this Agreement, the Exit Fee.

(c)           Conditions of Voluntary Prepayment.  In the event of any such voluntary prepayment permitted hereunder, Borrowers shall give Agent and the Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall be given at least thirty (30) days’ prior to the date upon which prepayment is to be made and shall specify the Payment Date on which such prepayment is to be made.  If any such notice is given, the Loan and all other amounts as aforesaid shall be due and payable on the Payment Date specified therein (unless such notice is revoked by Borrowers not less than two (2) Business Days prior to the date specified therein in which event Borrowers shall immediately reimburse Agent and the Lender for any out-of-pocket costs incurred in connection with the giving of such notice and its revocation).

(d)           Casualty and Condemnation Proceeds.  Anything herein or any other Loan Document to the contrary notwithstanding, any prepayment of any of the principal balance of the Loan as a result of the application of insurance or condemnation proceeds by Agent to such principal pursuant to Section 3.2 hereof shall be at “par” and no Exit Fee or Swap Termination Fee shall be due with respect to any such principal that is prepaid.

(e)           Character of Prepayment Fees.  The Exit Fee and, if applicable, Swap Termination Fee do not constitute a penalty, but rather represent the reasonable estimate, agreed to between Borrowers and Lender, of fair compensation for the loss that may be sustained by Lender due to the payment of the principal Indebtedness prior to the Maturity Date and/or the increased cost and expense to Lender resulting from an acceleration of the Loan.  Any Exit Fee or Swap Termination Fee shall be paid without prejudice to the right of Agent to collect on behalf of Lender any of the amounts owing under the Note, this Loan Agreement or the other Loan Documents or otherwise, to enforce any of its rights or remedies arising out of an Event of Default.

Section 2.6  Application of Payments.

All payments received by Agent or Lender under the Loan Documents shall be applied: first, to any fees, expenses and indemnification payments due to Agent or Lender under the Loan Documents; second, to any Default Rate interest or late charges; third, to other accrued and unpaid interest; fourth, to the principal sum and other amounts due under the Loan Documents, and fifth to the Exit Fee and, if any, the Swap Termination Fee.

Section 2.7  Sources and Uses.

The sources and uses of funds for the contemplated transaction are as described on Schedule 2.10 attached hereto.  Borrowers shall deliver such information and documentation as Agent shall request to verify that the sources and uses are as indicated on Schedule 2.10.  A reduction in the amounts necessary for any of the uses may, at Agent’s election, shall result in an equal reduction in the amount of the Loan.

Section 2.8  Security.

(a)           Collateral.  The Loan and all other indebtedness and obligations under the Loan Documents shall be secured by the liens and security interests granted to Lender in the following (collectively, the “Collateral”):  (a) the Projects and other collateral as set forth in the Security Document, (b) all of the deposit accounts for the Projects, (c) a first priority security interest in all of the Security Deposits for the Projects and (d) any other collateral or security described in this Agreement, the other Loan Documents or required by Agent or Lender pursuant to the Loan Documents in connection with the Loan.

Section 2.9  Capital Adequacy; Increased Costs; Illegality.

If Lender determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by Lender, pay to Lender, additional amounts sufficient to compensate Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes.  Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.9(a).

If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Loan, then Borrowers shall from time to time, upon demand by Lender, pay to Lender, additional amounts sufficient to compensate Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error.  Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.8(b).

Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender to agree to make or to make or to continue to fund or maintain any Loan bearing interest computed by reference to the Libor Rate, then, unless Lender is able to make or to continue to fund or to maintain the Loan at another office of Lender without, in Lender's opinion, adversely affecting it or its Loan or the income obtained therefrom, on notice thereof and demand therefor by Lender to Borrowers, (i) the obligation of Lender to agree to make or to make or to continue to fund or maintain the Loan shall terminate and (ii) Borrowers shall prepay in full the Loan, together with interest accrued thereon, but without payment of the Acceleration Exit Fee, within thirty (30) days following Lender's demand for payment unless Lender determines a replacement index and spread to approximate the Contract Rate before such change in law or regulation.  Lender will use best efforts to determine such replacement index and spread and will notify Borrowers of the index and spread to be used and the same shall be applied to the Loan effective as of the date Lender determined that the Libor Rate was no longer available.

Section 2.10  Libor Breakage Amount.  Upon any payment of the Loan on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay the Libor Breakage Amount.  For purposes of calculating the Libor Breakage Amount payable to Lender under this Section 2.10, Lender shall be deemed to have actually funded the Loan through the purchase of a deposit bearing interest at the Libor Rate in an amount equal to the amount of the Loan and having a maturity and repricing characteristics comparable to the relevant Libor Interest Period; provided, however, that Lender may fund the Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.10.

ARTICLE III

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1  Insurance.

Borrowers shall maintain insurance as follows:

(a)           Property.  Borrowers shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and “special perils” insurance policy (including a separate policy for broad form boiler and machinery coverage (without exclusion for explosion)) for the full insurable value thereof, with the term “full insurable value” to mean the actual replacement cost of the improvements and the personal property located at the Projects (without taking into account depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by Agent, including, without limitation, ordinance or law coverage, in amounts and in form  and with carrier(s) approved by Agent as of the Closing Date which carrier(s), amounts and form shall not be changed without the prior written consent of Agent.  Borrowers shall keep the Projects insured against loss by flood if any Project is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 (and any successor acts thereto) in an amount at least equal to the amount approved by Agent as of the Closing Date.  The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Agent to be applied as provided in Section 3.2.

(b)           Liability.  Borrowers shall maintain (a) commercial general liability insurance with respect to the Projects; (b) worker’s compensation insurance and employer’s liability insurance covering employees at the Projects employed by Borrowers or Property Manager or Master Tenants (to the extent required, and in the amounts required by applicable laws); (c) business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrowers’ property insurance; (d) umbrella liability, (e) builder’s risk insurance, as applicable, and (f) Terrorism insurance (subject to the requirements of this Section 3.1(a)).  All of the above shall be maintained at all times during the term of the Loan with coverages, in the amounts and forms and with limits and carrier(s) approved by Agent as of the Closing Date which carrier(s), amounts, limits and form shall not be changed or reduced without the prior written consent of Agent.

(c)           Terrorism Insurance.  Without limiting the foregoing and notwithstanding anything to the contrary contained in this Agreement, if on the Closing Date, terrorism, terrorist acts or similar perils (collectively, “Terrorism”) is an exclusion from coverage in the insurance policies described in Section 3.1(a) and (b) above, then Borrowers shall, upon Agent’s request, obtain a separate policy or policies insuring specifically against Terrorism.  However, after the date hereof, Terrorism coverage shall not be required unless such coverage is (i) customarily obtained by owners of property similar to the Projects in use, character and geographic location, and (ii) readily available at a cost which, in Agent’s opinion, exercised reasonably, is commercially reasonable.

(d)           Other Insurance.  Borrowers shall maintain such other insurance with respect to the Projects as reasonably required by Agent and is customary with respect to similar Projects.

(e)           Form and Quality.  All insurance policies shall be endorsed in form and substance acceptable to Agent to name Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause.  All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State where each Project is located, with a rating of “A IX” or better as established by Best’s Rating Guide (or an equivalent rating approved in writing by Agent).  Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrowers shall invalidate any policy as against Agent.  Borrowers shall assign the policies or proofs of insurance to Agent, in such manner and form such that Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan.  Borrowers shall deliver copies of all original policies certified to Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.  The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided.  Borrowers shall not maintain any separate or additional property insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Agent in all respects.

(f)           Agent’s Right to Purchase Insurance.  In the event Borrowers fail to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Projects.  This insurance may, but need not, protect Borrowers’ interests.  The coverage purchased by Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Projects.  Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained insurance as required by this Agreement.  If Agent purchases insurance for the Projects, Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Loan.  The costs of the insurance may be more than the cost of insurance Borrowers are able to obtain on their own.

Section 3.2  Disposition of Insurance Proceeds.

(a)           Notice of Loss; Adjustments.  Borrowers shall give immediate written notice of any loss to Agent.  Borrowers hereby irrevocably authorize and empower Agent, as attorney-in-fact for Borrowers coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent’s expenses incurred in the collection of such proceeds.  Notwithstanding the foregoing, provided no Event of Default or Potential Default exists, (i) Borrowers shall have the right to exercise the rights specified in the prior sentence with respect to claims of $250,000 or less (herein, a “Minor Claim”) and (ii) with respect to all claims other than Minor Claims, Agent and Borrowers shall jointly and reasonably agree on the prompt adjustment and compromise of such loss, to collect and receive such proceeds or awards and to endorse any check in payment thereof.  Furthermore, with respect to Minor Claims, Agent agrees that insurance proceeds may be made available directly to the Borrowers provided that no Event of Default is then in existence and so long as Borrowers promptly commence and diligently pursue to completion any required restoration work utilizing such insurance proceeds.  Nothing contained in this Section 3.2, however, shall require Agent to incur any expense or take any action hereunder.

(b)           Use and Application.  Except as set forth hereinbelow or in case of a Minor Claim, Agent, in its absolute discretion, may decide whether and to what extent, if any, proceeds of insurance will be made available to Borrowers for repair or restoration of the Projects.  Notwithstanding the foregoing, Agent agrees to make insurance proceeds available to Borrowers for repair or restoration provided the following conditions are satisfied:

(i)           the cost to repair the affected Project or Projects (as determined by Agent) is not more than twenty five percent (25%) of the replacement value of the affected improvements (for projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the Project or Projects as a whole);

(ii)           no Event of Default or Potential Default exists;

(iii)          Agent determines that there are sufficient funds available to restore and repair the Projects to a condition substantially the same as existed prior to the casualty;

(iv)         Agent determines that the Net Operating Income of the Projects during restoration plus the collectible proceeds of business interruption insurance will be sufficient to pay Debt Service;

(v)           Agent determines that after restoration the Debt Service Coverage Ratio will be at least 1.15:1.00 and the Project Yield will be at least nine percent (9%);

(vi)          Agent determines that restoration and repair of the affected Project or Projects to a condition approved by Agent will be completed within nine (9) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; and

(vii)        Borrowers promptly commence and are diligently pursuing restoration of the affected Project or Projects.

(c)           Application to Loan Balance.  If the conditions set forth in Section 3.2(b) above are not satisfied or an Event of Default or Potential Default exists (regardless of whether the loss relates to a Minor Claim), Agent may, in Agent’s sole discretion, elect to either (i) apply (without payment of any Exit Fee as to the principal prepaid with such proceeds) any insurance proceeds it may receive to the payment of the Loan in whatever order Agent elects or (ii) allow all or a portion of such proceeds to be used for the restoration of the affected Project or Projects.  Any principal reduction resulting from an early involuntary prepayment as a result of a condemnation proceeding or insurance settlement will cause a re-calculation of debt service payments based upon the reduced Loan balance, the remaining amortization schedule and the Interest Rate.

(d)           Disbursements of Proceeds.  Insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Part C of Schedule 2.1 with respect to disbursement of insurance proceeds.

Section 3.3  Condemnation Awards.

Borrowers shall immediately notify Agent of the institution of any proceeding for the condemnation or other taking of any Project or any portion thereof.  With respect to any claim other than a Minor Claim, Agent may participate in any such proceeding and Borrowers will deliver to Agent all instruments necessary or required by Agent to permit such participation.  Without Agent’s prior consent, with respect to any claim other than a Minor Claim, Borrowers (a) shall not agree to any compensation or award, and (b) shall not take any action or fail to take any action which would cause the compensation to be determined.  All awards and compensation for the taking or purchase in lieu of condemnation of the Projects or any part thereof are hereby assigned to and shall be paid to Agent.  Borrowers authorize Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor.  Agent agrees that proceeds of any Minor Claim may be made available directly to the Borrowers provided that no Event of Default is then in existence and so long as Borrowers promptly commence and diligently pursue to completion any required restoration work utilizing such proceeds.  With respect to any other claim associated with a condemnation or taking of any Project, Agent may elect, in Agent’s sole discretion, to either (a) apply the proceeds of any claim related to the same (after deduction of Lender’s reasonable costs and expenses, if any in collecting the same) toward the payment of the Loan in such order and manner as Agent may elect, notwithstanding that the Loan may not then be due and payable (but without payment of any Exit Fee with respect to the amount so applied), or (b) make the same available to Borrowers for the restoration or repair of the Projects.  If the net proceeds of the condemnation award are made available to Borrowers for restoration or repair, such proceeds shall be disbursed upon satisfaction of and in accordance with the terms and conditions set forth in Section 3.2.  Borrowers, upon request by Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Agent, free and clear of all liens, charges or encumbrances.

Section 3.4  Insurance Impounds.

Borrowers shall deposit (or shall cause Master Tenant to deposit) with Agent, monthly on each Payment Date, a sum of money (the “Insurance Impound”) equal to one twelfth (1/12th) of the annual charges for insurance premiums relating to the insurance coverages required by this Agreement.  At or before the initial advance of the Loan, Borrowers shall deposit with Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments.  Deposits shall be made on the basis of Agent’s estimate from time to time of the charges for the current year.  All funds so deposited shall be held by Agent.  These sums may be commingled with the general funds of Agent, and shall not be deemed to be held in trust for the benefit of Borrowers.  So long as no Potential Default or Event of Default exists hereunder, Agent shall credit for Borrowers’ account interest on such funds held by Agent from time to time at the money market account rate announced from time to time by the Northern Trust Company or any other national banking association selected by Agent in its sole discretion (the “Money Market Rate”).  All interest paid on such funds shall be deemed to be a part of the Insurance Impound and shall be applied in accordance with this Section 3.4.  Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent for the purpose of securing the Loan.  While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent.  Borrowers shall furnish Agent with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable.  If at any time the amount on deposit with Agent, together with amounts to be deposited by Borrowers before such charges are payable, is insufficient to pay such charges, Borrowers shall deposit any deficiency with Agent immediately upon demand.  Agent shall pay such charges when the amount on deposit with Agent is sufficient to pay such charges and Agent has received a bill for such charges.

Section 3.5  Real Estate Tax Impounds.

Borrowers shall deposit (or shall cause Master Tenant to deposit) with Agent, monthly on each Payment Date, a sum of money (the “Tax Impound”) equal to one twelfth (1/12th) of the annual charges for real estate taxes, assessments, franchise taxes and changes, impositions and other charges and obligations relating to the Projects (collectively, the “Taxes”).  At or before the initial advance of the Loan, Borrowers shall deposit with Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments.  Deposits shall be made on the basis of Agent’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Agent’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year).  All funds so deposited shall be held by Agent.  These sums may be commingled with Agent’s general funds and shall not be deemed to be held in trust for the benefit of Borrowers.  So long as no Potential Default or Event of Default exists hereunder, Agent shall credit for Borrowers’ account interest on such funds held by Agent from time to time at the Money Market Rate.  All interest paid on such funds shall be deemed to be a part of the Tax Impound and shall be applied in accordance with this Section 3.5.  Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent for the purpose of securing the Loan.  While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent.  Borrowers shall furnish Agent with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable.  If at any time the amount on deposit with Agent, together with amounts to be deposited by Borrowers before such charges are payable, is insufficient to pay such charges, Borrowers shall deposit any deficiency with Agent immediately upon demand.  Agent shall pay such charges when the amount on deposit with Agent is sufficient to pay such charges and Agent has received a bill for such charges.  The obligation of Borrowers to pay the Taxes, as set forth in the Security Documents, is not affected or modified by the provision of this paragraph.

Section 3.6  Replacement Reserves.

(a)           Deposits.  Borrowers shall deposit (or shall cause Master Tenant to deposit) with Agent monthly on each Payment Date, an amount equal to the product of Thirty Dollars ($30.00) multiplied by the sum of the maximum number of beds and/or assisted living facility units (collectively, the “Licensed Beds”) authorized under the Licenses or otherwise included in the Projects (the “Replacement Deposit”).  Provided no Potential Default or Event of Default exists hereunder, Agent shall credit for Borrowers’ account interest on the sum of the Replacement Deposit held by Agent from time to time, which interest shall accrue monthly at the Money Market Rate.  The undisbursed amount of the Replacement Deposit and any interest earned thereon is hereinafter referred to as the “Replacement Reserve”.  Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in the Replacement Reserve for the purpose of securing the Loan.  On the Maturity Date, the monies then remaining on deposit with Agent shall, at Agent’s option, be applied against the Indebtedness or if no Potential Default or Event of Default exists hereunder, returned to Borrowers.  The Replacement Reserve may be commingled with the general funds of the Agent, and these sums shall not be deemed to be held in trust for the benefit of Borrowers.

(b)           Disbursements.  So long as no Potential Default or Event of Default exists hereunder, Borrowers may request, from time to time, Agent to disburse funds from the Replacement Reserve (which request will include a reasonably detailed description of the capital expenditures at the Projects which Borrowers intend to pay for with such funds), which request shall not be unreasonably denied by Agent.  If requested by Agent, each disbursement request will be accompanied by copies of invoices, lien waivers and other evidence reasonably required by Agent.

(c)           Application to Loan.  If an Event of Default occurs, Agent shall have the right to apply all or any portion of the Replacement Reserve to the obligations evidenced by the Loan Documents in such order as Agent in its sole discretion determines.

ARTICLE IV

LEASING MATTERS

Section 4.1  Representations and Warranties on Leases.

(a)           Leases.  To the knowledge of Borrowers, Borrowers represent and warrant to Agent with respect to Leases of the Projects that:  (i) the rent roll separately delivered to Agent at or prior to Closing is true and correct as of the date hereof, and the Leases are valid and in and full force and effect; (ii) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iii) the copies of the Leases delivered to Agent are true and complete; (iv) neither the landlord nor, to Borrowers’ knowledge, any tenant is in default under any of the Leases; (v) no Borrower has any knowledge of any notice of termination or default with respect to any Lease; (vi) no Borrower has assigned or pledged any of the Leases, the rents or any interests therein, except to Agent; (vii) no tenant or other party has an option to purchase all or any portion of the Projects; (viii) no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease (unless due to casualty or condemnation of the Project); and (ix) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent).

(b)           Master Lease.  Borrowers represent and warrant to Agent with respect to each Master Lease that:  (i)  the Master Lease is valid and in and full force and effect; (ii) the Master Lease (including amendments) is in writing, and there are no oral agreements with respect thereto; (iii) the copy of the Master Lease delivered to Agent is true and complete; (iv) neither the Borrowers nor, to the Borrowers’ Knowledge, Master Tenant is in default under the Master Lease; (v) no Borrower has any knowledge of any notice of termination or default with respect to the Master Lease; (vi) no Borrower has assigned or pledged the Master Lease, the rents or any interests therein, except to Agent, (vii) Master Tenant does not have an option to purchase all or any portion of the Projects; (viii) except as set forth in the Master Lease, Master Tenant does not have the right to terminate the Master Lease prior to expiration of the stated term of such Master Lease (unless due to casualty or condemnation of the Project); and (ix) Master Tenant has not prepaid more than one month’s rent in advance.

Section 4.2  Approval Rights.

(a)           Borrowers shall not and shall not permit any Property Manager or Master Tenant to, without Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, enter into or amend (in any material respect) any Lease or other rental or occupancy agreement or concession agreement with respect to a Project except as expressly permitted hereunder.

(b)           Borrowers shall have the right to enter into or to permit any Property Manager or Master Tenant to, amend and/or modify non-residential Leases without Agent’s consent provided (i) the economic terms of the Lease conform to those of the market, (ii) the form of the non-residential Lease is that of the standard lease form approved by Agent, with no material modifications, (iii) the initial term is not longer than five (5) years, and (iv) the leased premises are not greater than 4% of the square footage of the applicable Project.

(c)           Anything herein to the contrary notwithstanding, Borrowers, Property Managers and Master Tenants shall have the right to enter into or amend any residential Lease so long as such residential Lease (i) has a term of no more than one (1) year, (ii) is at market rates, and (iii) is on the form previously approved by Agent without any material modifications.

Section 4.3  Covenants.

(a)           Borrowers shall or shall cause Property Managers or Master Tenants to: (a) perform the obligations which any Borrower, Property Manager or Master Tenant is required to perform under the Leases; (b) enforce the material obligations to be performed by the tenants under the Leases; (c) promptly furnish to Agent any notice of default or termination received by any Borrower from any non-residential tenant, and any notice of default or termination given by any Borrower, Property Manager or Master Tenant to any non-residential tenant; (d)  not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (e) not enter into any ground lease or sub-master lease of any part of the Projects; (f) not further assign or encumber any Lease; (g) not, except with Agent’s prior written consent, cancel or accept surrender or termination of any non-residential Lease; and (h) not, except with Agent’s prior written consent, modify or amend any non-residential Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease), and any action in violation of clauses (e), (f), (g), and (h) of this Section 4.3 shall be void at the election of Agent.  Borrowers will not suffer or permit any breach or default to occur in any of any Borrower’s, Property Manager’s or Master Tenant’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of any Borrower to meet any requirement of any Lease.

(b)           Borrowers shall (i)  perform the obligations which Borrowers are required to perform under the Master Leases; (ii) enforce the material obligations to be performed by the Master Tenants under the Master Leases; (iii) promptly furnish to Agent any notice of default or termination received by any Borrower from any Master Tenant, and any notice of default or termination given by any Borrower to any Master Tenant under the Master Leases; (iv)  not collect any rents for more than one month in advance of the time when the same shall become due under the Master Leases, except for bona fide security deposits not in excess of an amount equal to two months rent; (v) not enter into any ground lease or master lease of any part of the Projects other than the Master Lease; (vi) not further assign or encumber the Master Lease; (vii) not, except with Agent’s prior written consent, cancel or accept surrender or termination of any Master Lease; and (viii) not, except with Agent’s prior written consent, modify or amend any Master Lease, and any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 4.3 shall be void at the election of Agent.  Borrowers will not suffer or permit any breach or default to occur in any of any Borrowers’ obligations under the Master Leases nor suffer or permit the same to terminate by reason of any failure of any Borrower to meet any requirement of the Master Leases.

Section 4.4  Tenant Estoppels.

(a)           At Agent’s request, Borrowers shall obtain and furnish to Agent, written estoppels in form and substance satisfactory to Agent, executed by non-residential tenants under Leases in the Projects and confirming the term, rent, and other provisions and matters relating to the non-residential Leases.

(b)           At Agent’s request, Borrowers shall obtain and furnish to Agent, a written estoppel in form and substance satisfactory to Agent, executed by Master Tenant and confirming the term, rent and other provisions and matters relating to the Master Lease.

Section 4.5  Security Deposits

(a)           Existence of Security Deposits.  None of any Borrower, Property Manager or Master Tenant has collected or is in receipt of any security deposit from any tenant of any Project, except as described on the rent rolls previously provided to Agent at or prior to the Closing Date.  Borrowers, Property Managers and/or Master Tenants, as applicable shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrowers, Property Managers or Master Tenants.

(b)           Lien on Security Deposits.  Borrowers, Property Managers and/or Master Tenants shall at all times have on deposit with Agent, as cash collateral for the Loan and all amounts payable under the Loan Documents, an amount of cash equal to the aggregate amount of security deposits which are or may become refundable to tenants of the Projects from time to time.  Agent agrees to allow Borrowers, Property Managers or Master Tenants, if applicable, to use such funds solely to repay such amounts to tenants of the Projects, as and when the same are due; provided Agent may, but shall not be obligated to, pay such amounts directly to the tenants upon Agent’s receipt of evidence reasonably satisfactory to Agent that such amounts are due; and provided further, upon payment in full of the Loan and all other amounts due Agent under the Loan Documents, Agent shall pay any remaining amounts on deposit with Agent pursuant to this Section 4.5(b) to Borrowers, or Property Managers or Master Tenants, if applicable.  Agent shall not be obligated to pay Borrowers, Property Managers or any Master Tenant, if applicable, interest on any amounts on deposit with Agent pursuant to this Section 4.5(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to Agent that:

Section 5.1  Organization and Power.

Each Borrower and each Loan Party (other than a natural person) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the state of its formation.  Each Borrower and each Loan Party (other than a natural person and to the extent required by law) is in good standing under the laws of and is in compliance with legal requirements applicable to doing business in the state where each Project is located.  No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 5.2  Owners of Borrower.

(a)           Member.  Managing Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal place of business at 1920 Main Street, Suite 400, Irvine, California 92614.  Managing Member is the sole member of each Borrower and owns one hundred percent (100%) of the membership interests in each Borrower free and clear of all liens, claims, and encumbrances.  Managing Member has full right, power and authority to execute the Loan Documents on its own behalf and on behalf of each Borrower.

(b)           Principals.  Cornerstone Oakleaf Village, LLC and RSC South Carolina Interests, LLC are the sole members of Managing Member.  The Cornerstone Principal is the sole member of Cornerstone Oakleaf Village, LLC with a principal place of business at 1920 Main Street, Suite 400, Irvine, California 92614 and owns an eighty percent (80%) membership interest in, and is the managing member of the Managing Member.  The RSC Principals collectively, directly or indirectly, own one hundred percent (100%) of the sole member of RSC South Carolina Interests, LLC with a principal place of business at c/o Royal Senior Care, LLC, 1660 NE Miami Gardens Drive, Suite 8, North Miami Beach, Florida 33179 and RSC South Carolina Interests, LLC owns a twenty percent (20%) membership interest in Managing Member.

(c)           Ownership of Borrowers.  Exhibit D sets forth the names of each member of Borrowers and such member’s percentage interest in Borrowers.  All such interests are free and clear of all liens, claims, encumbrances and rights of others except as set forth on Exhibit D.

(d)           Authority.  Sharon Kaiser and Terry Roussel (or similarly situated executives employed by Cornerstone Principal and located primarily in the United States) and, if required with respect to decisions requiring one hundred percent (100%) consent of the members of the Managing Member, Sean Kanov (or a similarly situated executive employed by RSC Principals and located primarily in the United States) (both subject to death or incapacity) shall have authority to make all material business decisions (including a sale or refinance) for Borrowers during the term of the Loan.

Section 5.3  Borrowers’ Articles.

A true and complete copy of the articles of organization creating of each Borrower and all other documents creating and governing each Borrower (collectively, the “Articles”) have been furnished to Agent.  There are no other documents or agreements, oral or written, among any of the members or otherwise relating to any Borrower.

Section 5.4  Corporate Documents.

A true and complete copy of the articles of formation and operating agreement of Managing Member and all other documents creating and governing Managing Member (collectively, the “Borrower Formation Documents”) have been furnished to Agent.  There are no other agreements, oral or written, among any of the members of Managing Member relating to Managing Member.  The Borrower Formation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms.  The Borrower Formation Documents constitute the entire understanding among the members of each Managing Member.  No breach exists under the Borrower Formation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Borrower Formation Documents.

Section 5.5  Validity of Loan Documents.

The execution, delivery and performance by Borrowers and each Loan Party of the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of Borrowers and each Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 5.6  Liabilities; Litigation.

(a)           The financial statements delivered by Borrowers and each Loan Party are true and correct with no significant change since the date of preparation.  Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, any Borrower or any Loan Party.  Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of any Borrower, threatened, against any Project, any Borrower or any Loan Party, which if adversely determined could have a material adverse effect on such party, any Project or the Loan.

(b)           Neither any Borrower nor any Loan Party, nor any Master Tenant, nor any Property Manager is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither any Borrower nor any Loan Party nor any Master Tenant or Property Manager has knowledge of any Person contemplating the filing of any such petition against it.

Section 5.7  Taxes and Assessments.

There are no unpaid or outstanding real estate or other taxes or assessments on or against the Projects or any part thereof, except general real estate taxes not due or payable.  Copies of the current general real estate tax bills with respect to the Projects have been delivered to Agent.  Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.  There are no pending or, to Borrowers’ best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 5.8  Other Agreements; Defaults.

Neither any Borrower nor any Loan Party nor any Master Tenant nor any Property Manager is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of any Borrower or any Loan Party or any Master Tenant or any Property Manager.  Neither any Borrower nor any Loan Party nor any Master Tenant or any Property Manager is in violation of any agreement which violation would have an adverse effect on any Project, any Borrower, any Loan Party, any Master Tenant or any Property Manager or any Borrower’s or any Loan Party’s, any Master Tenant’s or Property Manager’s business, properties, or assets, operations or condition, financial or otherwise.

Section 5.9  Compliance with Law.

Each Borrower, each Loan Party, each Master Tenant and each Property Manager has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Projects and carry on its business, and each Project is in compliance with all applicable legal requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear.  No Project constitutes, in whole or in part, a legally non conforming use under applicable legal requirements.

Section 5.10  Condemnation.

No condemnation has been commenced or, to Borrowers’ knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project.

Section 5.11  Access.

Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities.  All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting the applicable Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project.  All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 5.12  Flood Hazard.

No portion of the improvements comprising the Projects is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrowers have obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 5.13  Property.

(a)           Fee Interest.  A fee interest in each Project is, or contemporaneously with the initial funding of the Loan will be, owned by the respective Borrower free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions to title as have been approved by Agent.

(b)           Compliance with Zoning, etc.  To the best of Borrowers’ knowledge, the Projects are in compliance with all zoning requirements, building codes, subdivision improvement agreements, declarations, ground leases, and all covenants, conditions and restrictions of record.  Except as set forth in the exceptions to title approved by Agent, the zoning and subdivision approval of the Projects and the right and ability to, use or operate the Projects are not in any way dependent on or related to any real estate other than the Properties where the same are to be made.  Except as previously disclosed to Agent in writing, to the best of Borrowers’ knowledge, as of the date hereof, (i) there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, ground leases, covenants, conditions, or restrictions of record, or other agreements relating to the Projects, or any part thereof, (ii) the Projects are in good condition and repair with no deferred maintenance and are free from damage caused by fire or other casualty, (iii) there is no latent or patent structural or other significant defect or deficiency in the Projects, (iv) design and as-built conditions of the Projects are such that no drainage or surface or other water will drain across or rest upon either the Projects or land of others except in areas designated for such purpose and for which a benefiting or burdening easement has been established, and (v) none of the Improvements on the Projects create an encroachment over, across or upon any of the Projects’ boundary lines, rights of way or easements, and no buildings or other improvements on adjoining land create such an encroachment.

Section 5.14  Location of Borrowers.

Each Borrower’s principal place of business and chief executive offices are located at the address stated in Section 10.1.

Section 5.15  Margin Stock.

No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.16  Tax Filings.

Each Borrower and each Loan Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each Borrower and each Loan Party, respectively.

Section 5.17  Solvency.

After giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed any Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured.  No Borrower’s assets constitute and, immediately following the making of the Loan will not constitute, unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  No Borrower intends to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).

Section 5.18  Full and Accurate Disclosure.

No statement of fact made by or on behalf of any Borrower, any Loan Party, any Master Tenant or any Property Manager in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to any Borrower which has not been disclosed to Agent which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of any Borrower or any Loan Party.

Section 5.19  Single Purpose Entity.

Each Borrower is and has at all times since its formation been a Single Purpose Entity and in compliance with the Single Purpose Entity Requirements.

Section 5.20  No Broker.

No brokerage commission or finder’s fee is owing to any broker or finder arising out of any actions or activity of any Borrower in connection with the Loan.

Section 5.21  Reserved.

Section 5.22  Labor Disputes.

To the best of each Borrower’s knowledge, there are no strikes, boycotts, or labor disputes which could reasonably be anticipated to have a material adverse effect on the operation of any Project.

Section 5.23  Employees/ERISA.

No Borrower has any employees.

Section 5.24  ERISA (Borrower).

(a)           No Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) no Borrower is subject to state statutes regulating investments and  fiduciary obligations with respect to governmental plans; (c) the assets of each Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (d) one or more of the following circumstances is true:  (i) equity interests in each Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2) or are securities issued by an investment company registered under the Investment Company Act of 1940; (ii) less than twenty-five percent (25%) of the value of any class of equity interests in each Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (iii) each Borrower qualifies as an “operating company”, a “venture capital operating company”, or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e).  Each Borrower shall deliver to Agent such certifications and/or other evidence periodically requested by Agent, in its reasonable discretion, to verify these representations and warranties.  Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause the Loan Documents or any exercise of Agent’s or Lender’s rights under the Loan Documents to (1) constitute a non-exempt prohibited transaction under ERISA or (2) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), which failure continues for thirty (30) days after written notice, shall be an Event of Default.  Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in any Borrower or the Projects (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would negate any Borrower’s representations in this section or cause a Violation.  At least fifteen (15) days before consummation of any of the foregoing, each Borrower shall obtain from the proposed transferee or lienholder (1) a certification to Agent that the representations and warranties of this subparagraph will be true after consummation and (2) an agreement to comply with this section.

Section 5.25  Intellectual Property.

Except as set forth on Exhibit C, Borrowers have no interest in any trademarks, copyrights, patents or other intellectual property with respect to the Projects.

Section 5.26  Compliance With International Trade Control Laws and OFAC Regulations.  Each Borrower represents, warrants and covenants to Agent and Lender that:

(a)           It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           Each Borrower is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC and all applicable Anti-Money Laundering Laws.

(c)           No Borrower Party and no Person who owns a direct interest in any Borrower is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 5.27  Borrowers’ Funds.  Each Borrower represents, warrants and covenants to Lender that:

(a)           It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in each Borrower are derived (i) from transactions that do not violate U.S. law and, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           To the best of its knowledge, no Borrower, nor any Borrower Party, nor any holder of a direct interest in any Borrower, nor any Person providing funds to any Borrower (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)           Borrowers shall make payments on the Loan using funds invested in Borrowers, Revenues or insurance proceeds unless otherwise agreed to by Lender.

(d)           To the best of each Borrower’s knowledge, as of the Closing Date and at all times during the term of the Loan, all Revenues are and will be derived from lawful business activities of Tenants of the Projects or other permissible sources under U.S. law.

(e)           On the Maturity Date, Borrowers will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

(f)           Each Borrower is and at all times shall be in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act (“TWEA”), 50 U.S.C. App. Section 1 et seq. and the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. Section 1701 et seq., as the TWEA and the IEEPA may apply to such Borrower’s activities;

(g)           Each Borrower is and at all times shall be a “financial institution” within the meaning of the Patriot Act, and it is and at all times shall be in compliance with (i) the Patriot Act and all rules and regulations promulgated under the Patriot Act applicable to Borrowers and (ii) other federal or state laws relating to “know your customer” and other anti-money laundering rules and regulations; and

(h)           Each Borrower (i) is not now, nor has ever been, under investigation by any governmental authority for, nor has been charged with or convicted for a crime under, 18 U.S.C. Sections 1956 or 1957 or any predicate offense thereunder, or a violation of the Bank Secrecy Act; (ii) has never been assessed a civil penalty under any anti-money laundering laws or predicate offenses thereunder; (iii) has not had any of its funds seized, frozen or forfeited in any action relating to any anti-money laundering laws or predicate offenses thereunder; (iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that each Borrower is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which such Borrower suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (v) has taken such steps and implemented such policies as are reasonably necessary to ensure that each Borrower is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent any Borrower is required to develop such a programs under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Section 5.28  Master Lease.

A true, correct and complete copy of each Master Lease, together with all amendments thereto, has been delivered to Agent; and each Master Lease, and all amendments thereto is in full force and effect as of the Closing Date.

Section 5.29  Property Management Agreement.

A true, correct and complete copy of each Management Agreement, together with all amendments thereto, has been delivered to Agent; and each Management Agreement and all amendments thereto is in full force and effect as of the Closing Date.

ARTICLE VI

FINANCIAL REPORTING; NOTICES

Section 6.1  Financial Statements.

Borrowers shall furnish to Agent and shall cause the Loan Parties to furnish to Agent such financial statements and other financial information as Agent may from time to time request.  All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrowers at the dates and for the period indicated and shall be sufficient to permit Agent to calculate and/or verify Borrowers’ calculation of Debt Service Coverage Ratio, Project Yield and Net Operating Income.  Without limitation of the foregoing, Borrowers shall furnish to Agent and shall cause Loan Parties, Property Managers and Master Tenants to furnish to Agent the following statements:

(a)           Monthly Reports.

(i)           Borrowers shall deliver or cause to be delivered to Agent on or prior to the twenty-fifth (25th) day of each fiscal month used by Borrowers in preparing financial reports (each, a “fiscal month”) the following reports in respect of the Projects:

(A)           Statements of the operations of the Projects (including a current rent roll, operating statement, delinquency report and a schedule of delinquency of receipts and payments) as of the last day of each fiscal month;

(B)           For the preceding fiscal month and fiscal year-to-date (i) a cash summary detailing all cash activity and reconciling beginning and end cash balances, and (ii) aged accounts receivable and accounts payable;

(C)           Statements of Net Operating Income.

(ii)          Upon request by Agent, Borrowers shall deliver or cause to be delivered to Agent the following (together with the foregoing, such reports are hereinafter collectively referred to as the “Monthly Reports”):

(A)           A true, correct and complete copy of the check register showing all paid invoices, indicating date paid, amount paid and check number;

(B)           A true, correct and complete copy of the cash disbursements journal; and

(C)           Evidence of the timely payment of all taxes and insurance premiums.

(iii)         The Monthly Reports shall (a) be certified by the chief financial representative of Borrowers as true, correct and complete, (b) be derived from the books and records maintained by Borrowers, Property Managers and/or Master Tenants at the Projects, and (c) be accompanied with copies of supporting documentation to the extent that Agent shall request.

(iv)         Each financial statement, report or other information required to be delivered or caused to be delivered by Borrowers, Property Managers and/or Master Tenants to Agent under this Agreement and required hereunder to be certified by the chief financial representative of Borrowers shall also certify that:  (a) all of the covenants set forth in Article VII are fully performed and (b) the representations and warranties set forth in the this Loan Agreement, the Security Documents and in the other Loan Documents are and remain true, correct and complete except as disclosed in writing in the certificate.  Each financial statement, report or other information required to be delivered by Borrowers to Agent under this Agreement shall show all material contingent liabilities, shall be prepared in accordance with sound accounting practices and shall accurately and fairly present the results of operations and the financial condition of the person(s) referred to therein as of the dates and for the period indicated.

(b)           Annual Statements.  Within ninety (90) days after the end of each fiscal year, Borrowers shall deliver or cause to be delivered to Agent (i) a balance sheet and financial statements of each Borrower, Loan Party and Master Tenant, which shall show, if Agent requests, each Loan Party’s and Master Tenant’s other real estate holdings, including income and expenses, debt service requirements and occupancy and Borrowers, certified as true and correct in all material respects, and prepared in accordance with sound accounting practices and fairly presenting the financial condition(s) of the person(s) referred to therein as of the date(s) indicated and (ii) the financial information described in subsections (A) through (C) of Section 6.1(a)(i) above for such calendar year.

(c)           From time to time at Borrowers’ expense, if Lender determines that obtaining appraisals is necessary in order for Lender to comply with applicable Laws (including any appraisals required to comply with FIRREA), Borrowers shall furnish to Lender appraisal reports in form and substance and from appraisers reasonably satisfactory to Lender stating the then current fair market value of each Project; provided, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be obligated to obtain appraisals more than once per Project per calendar year at Borrowers’ expense.

(d)           Compliance Certificate.  Within twenty-five (25) days after the end of each measurement period applicable to any financial covenant hereunder, Borrowers shall deliver such financial reports and information as Lender shall require evidencing compliance with the applicable financial covenants, together with a fully completed Compliance Certificate executed by an officer of Borrowers (or of their managing member or general partner), and, if requested by Lender, back-up documentation as Lender shall reasonably require evidencing compliance.

(e)           All financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 6.2  Audits.

If Borrowers fail to furnish or cause to be furnished promptly any report required by Section 6.1, or if Agent reasonably deems such reports to be unacceptable or unreliable, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of Borrowers, Loan Parties, Property Managers and Master Tenants which in any way pertain to the Projects and to prepare such reports.  Such audit shall be made and such reports shall be prepared by an independent firm of certified public accountants to be selected by Agent or another auditor of Agent’s choice (which may be an affiliate of Agent).  Borrowers shall pay all reasonable expenses of the audit and other services, which expenses shall be immediately due and payable with interest thereon at the Default Rate.

Section 6.3  Books and Records/Audits.

Borrowers shall keep and maintain (or cause to be kept and maintained) at all times at the Projects, or, with prior notice to Agent, at the corporate offices of the Borrowers, or such other place as Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Projects and to provide the financial statements required to be provided to Agent pursuant to Section 6.1 above and copies of all written contracts, correspondence, reports of Agent’s independent consultant, if any, and other documents affecting the Projects.  Agent and its designated agents shall have the right to inspect and copy any of the foregoing.  Additionally, Agent may audit and determine, in Agent’s sole and absolute discretion, the accuracy of Borrowers’ records and computations.  The costs and expenses of the audit shall be paid by Borrowers if the audit discloses (a) a monetary variance in any financial information or computation equal to or greater than the greater of:  (i) five percent (5%); or (ii) Five Thousand and No/100 Dollars ($5,000.00) more than any computation submitted by Borrowers or (b) an Event of Default or Potential Event of Default.

Section 6.4  Notice of Litigation or Default.

Borrowers shall promptly provide Agent with:

(a)           written notice of any litigation, arbitration, or other proceeding or governmental investigation (including any survey results or inspection reports from any Governmental Authority) pending or, to any Borrower’s or any Loan Party’s knowledge, threatened against or relating to any Borrower, Loan Party, Project, Property Manager or Master Tenant (but with respect to matters affecting only Managing Member or any Principal, only such matters which could reasonably be expected to have a material adverse effect on the financial condition of such Person and with respect to matters affecting only a Property Manager or a Master Tenant, only such matters which pertain to a Project or which could reasonably be expected to have a material adverse effect on such Property Manager’s or Master Tenant’s financial condition), or any Project; provided, that with respect to any such litigation, arbitration or other proceeding relating solely to a monetary claim of less than $75,000, Borrowers shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this Section 6.4;

(b)           a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like received by any Borrower or Loan Party, Property Manager or Master Tenant relating to (i) any Loan Party, if potentially material to the business operations of such Loan Party or (ii) any Borrower, the Collateral or the Projects;

(c)           a copy of all notices sent to or received from Property Manager or any Borrower under any of the Management Agreements; and

(d)           a copy of all notices sent to or received from any Master Tenant under any Master Lease.

ARTICLE VII

COVENANTS

Each Borrower covenants and agrees with Agent as follows:

Section 7.1  Inspection.

Subject to the rights of tenants under the Leases, Agent and its authorized agents may enter upon and inspect the Projects at all reasonable times upon notice given orally or in writing to Borrowers.  Agent, at Borrowers’ expense, shall retain one or more independent consultants to periodically inspect the Projects and all documents, drawings, plans, and consultants’ reports relating thereto.

Section 7.2  Due on Sale and Encumbrance; Transfers of Interests.

Without the prior written consent of Agent,

(a)           No Borrower or Principal nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower or Principal shall

(i)           create, or permit the creation of, any new direct or indirect ownership interest in any Borrower or Principal, or

(ii)           transfer, or permit the transfer of (A) all or any part of the Projects, or any interest therein (other than Leases permitted hereunder), or (B)  any direct or indirect ownership interest in any Borrower or any Principal (including any interest in the profits, losses or cash distributions in any way relating to the Projects, any Borrower or any Loan Party), or

(iii)           subject to Borrowers’ contest rights under Section 7.3, encumber, alienate, grant a Lien or grant any other interest in any Project or any part thereof (other than Leases permitted hereunder) or take or fail to take any other action which would result in a Lien against the Projects or the interest of any Borrower in any Project, whether voluntarily or involuntarily except Liens in favor of Agent for the benefit of Lender and Agent, or

(iv)           enter into any easement or other agreement granting rights in or restricting the use or development of any Project.

(b)           Notwithstanding the foregoing provisions of this Section 7.2 or any other provisions of the Loan Documents, direct or indirect ownership interests in Borrowers may be sold or transferred so long as no Potential Default or Event of Default exists and after any such transaction (a) Borrowers continue to be wholly owned by Managing Member, and (b) either Cornerstone Principal or the RSC Principals holds a Controlling Interest in the Managing Member.

Section 7.3  Taxes; Charges.

Borrowers shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes that may become a Lien upon any Project or become payable during the term of the Loan, and will promptly furnish Agent with evidence of such payment; however, Borrowers’ or Master Tenants’ compliance with Section 3.5 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 7.3.  Borrowers shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property.  Borrowers shall pay or cause to be paid when due all Taxes, claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on any Project (collectively, the “Charges”); however, Borrowers or Master Tenants may contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Liens so long as (a) Borrowers and/or Master Tenants have given prior written notice to Agent of the intent to so contest or object to any such Charges or Liens, (b) such contest stays the enforcement or collection of the Charges or any Lien created, (c) Borrowers and/or Master Tenants provide Agent with a bond or other security satisfactory to Agent (including an endorsement to Agent’s Title Policies insuring against such claim, demand or lien) assuring the discharge of Borrowers’ and/or Master Tenants’ obligations for such claims, demands or lien, including interest and penalties, and (d) Borrowers and/or Master Tenants are diligently contesting the same by appropriate legal proceedings in good faith and at their own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which a Project is scheduled to be sold for non-payment.

Section 7.4  Control; Management.

There shall be no change in the day-to-day control and management of any Borrower, Managing Member or any Master Tenant without the written consent of Agent from that existing as of the Restatement Date, that is, (i) Managing Member having day-to-day control and management of both Borrowers, (ii) Cornerstone Oakleaf Village TRS, LLC, a Delaware limited liability company, an affiliate of both Managing Member and Cornerstone Principal, having day-to-day control and management of both Master Tenants, and (iii) Cornerstone Principal having day-to-day control and management over Managing Member.  Neither Borrowers nor Master Tenants shall terminate or replace any Property Manager or terminate or amend the Management Agreement without Agent’s prior written approval; provided, however that the Property Manager may terminate the Management Agreement pursuant to its terms, subject to the provisions of the Amended and Restated Subordination of Management Agreement.  Any change in ownership or control of the manager shall be cause for Agent to re-approve such manager and management agreement.  Borrowers and Master Tenants shall hold and maintain all necessary licenses, certifications and permits required by law.  Each Borrower or Master Tenant, as applicable, shall fully perform all of its covenants, agreements and obligations under the Management Agreements.

Section 7.5  Operation; Maintenance; Inspection.

Each Borrower shall observe and comply with (or cause observance and compliance with) all legal requirements applicable to the ownership, use and operation of the Projects.  Borrowers shall maintain (or cause to be maintained) the Projects in good condition and promptly repair any damage or casualty.

Section 7.6  Taxes on Security.

Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Agent or Lender.  If there shall be enacted any law (1) deducting the Loan from the value of any Project for the purpose of taxation, (2) affecting any Lien on the Projects, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent or Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 7.7  Single Purpose Entity; Legal Existence; Name, Etc.

Each Borrower and Master Tenant shall preserve and keep in full force and effect its existence as a Single Purpose Entity, entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects.  No Borrower, Managing Member or Master Tenant shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrowers to do so.  No Borrower will create, amend, terminate or permit the creation, amendment or termination of any Borrower’s operating agreement without the prior written consent of Agent.  Each Borrower, Managing Member and Master Tenant shall conduct business only in its own name and no Borrower shall change its name, identity, or organizational structure, the location of its chief executive office or principal place of business or its state of organization unless Borrowers (a) shall have obtained the prior written consent of Agent to such change, and (b) shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.  Each Borrower, Managing Member and Master Tenant shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other Borrower or entity.

Section 7.8  Affiliate Transactions.

Without the prior written consent of Agent, no Borrower shall engage in any transaction affecting any Project with an Affiliate of Borrowers, unless the terms for such services are no less favorable to the Borrowers than those obtainable from an unrelated party.

Section 7.9  Limitation on Other Debt.

Neither any Borrower nor any Master Tenant shall, without the prior written consent of Agent, incur any Debt in excess of $300,000.00, except for trade payables in the ordinary course of business.

Section 7.10  Further Assurances.

Borrowers shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Agent may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

Section 7.11  Estoppel Certificates.

Borrowers, within ten (10) Business Days after request, shall furnish to Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Agent reasonably may request.

Section 7.12  Notice of Certain Events.

Borrowers shall promptly notify Agent of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by any Borrower under other obligations relating to any Project or otherwise material to any Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower and any governmental authority, affecting any Borrower, Managing Member or any Project; (d) a copy of each notice of default or termination given or made to any Master Tenant or Property Manager by any Borrower or Master Tenant, as applicable or received by any Borrower or Master Tenant from any Master Tenant or Property Manager, as applicable; and (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Projects in the manner required by this Agreement; and in the case of clauses (b), (d) or (e), promptly provide Agent with copies of such notices referred to therein.

Section 7.13  Indemnification.

Borrowers shall indemnify, defend and hold Agent and Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of Agent’s and Lender’s counsel, in connection with (a) any inspection, review or testing of or with respect to any Project, (b) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Agent or a Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to any Project, (c) any proceeding instituted by any Person claiming a Lien, and (d) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, any Project, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except to the extent any of the foregoing is caused by an indemnitee’s gross negligence or willful misconduct.

Section 7.14  Use of Proceeds, Revenues.

Borrowers shall use the proceeds of the Loan for proper business purposes.  No portion of the proceeds of the Loan shall be used by Borrowers in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.  Except as otherwise specifically provided in the Loan Documents, Revenues and other Project proceeds received by Borrowers shall be applied to the Indebtedness then due and payable, Expenses or other Project capital improvements, repairs or replacements before distribution by Borrowers to any member of any Borrower.

Section 7.15  Bank Accounts; Notices to Tenants and Residents.

From and after a Potential Default and receipt of notice from Agent so directing, Borrowers will, and will cause Property Managers and/or Master Tenants to, (a) cause all rent payments under the Master Leases and Leases to be deposited with Agent and (b) give irrevocable notices to all current and future tenants or residents or any other account debtors doing business with Borrowers or the Projects who pay Borrowers or any Property Manager or any Master Tenant, as applicable, by direct deposit or wire transfer to make or wire payments to Agent or an Approved Bank Account.  Borrowers shall deliver to Agent, in form acceptable to Agent, an undated letter of direction (a) from Borrowers to Master Tenants to deliver Master Lease payments directly to Agent and (b) from each Master Tenant and Property Manager to each current and future commercial tenant of the Projects pursuant to which each such commercial tenant is irrevocably directed to make all payments directly to Agent or an Approved Bank Account.  Upon the occurrence of an Event of Default, Agent shall have the right to date and deliver such letters of direction.

Section 7.16  Compliance with Laws and Contractual Obligations.

(a)           Borrowers will comply with and will cause Property Managers and Master Tenants to comply with (i) the requirements of all applicable laws, rules, regulations and order of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting) as are now in effect and which may be imposed upon any Borrower, Property Manager or Master Tenant or the maintenance, use or operation of the Projects or the provision of services to the occupants of the Projects and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of any Borrower, and as it relates to any Project, any Master Tenant or Property Manager; and

(b)           Borrowers will maintain or obtain and will cause Master Tenants to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by any Borrower or Master Tenant for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a material adverse effect upon the financial condition of any Borrower or the ability to operate the Projects in compliance with the requirements of the Loan Documents and as it has been operated prior to the date hereof.

Section 7.17  Notice of Money Laundering.

If a tenant or a resident under any Lease is charged with crimes involving money laundering or predicate crimes to money laundering, and such charges are not dismissed without further investigation within thirty (30) days, then Borrowers shall give notice of such charges to Agent’s and upon Agent’s request, Borrowers shall exclude from the debt service rents from said tenant or resident.

Section 7.18  Anti-Money Laundering Compliance.

(a)           Borrower Compliance with Anti-Money Laundering Laws.  Borrowers covenant to Agent and Lender that they shall take reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrowers are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(b)           Notification of Agent; Quarantine Steps.  Borrowers shall immediately notify Agent if Borrowers obtain actual knowledge that any holder of a direct or indirect interest in any Borrower, or any director, manager or officer of any of such holder, (i) has been listed on any of the Lists, (ii) has become a Designated Person, (iii) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

Section 7.19  Employees.

No Borrower shall have any employees while any portion of the Loan is outstanding.

Section 7.20  Development of Adjacent Parcel at Lexington.  Borrowers will not permit the development of an assisted living facility, an independent living facility or an alzheimer’s/dementia facility on the 1.5 acre parcel located adjacent (to the north) of the Lexington Project and owned by Affiliates of Borrowers or RSC Principals.

Section 7.21  Representations and Warranties.

Borrowers will cause all representations and warranties to remain true and correct all times during the term of this Agreement and while any portion of the Loan remains outstanding.

Section 7.22  Cooperation.

Borrowers acknowledge that Lender and its successors and assigns may (a) sell, transfer or assign this Agreement, the Note and the other Loan Documents to one or more investors as a whole loan, in a rated or unrated public offering or private placement, (b) participate the Loan to one or more investors in a rated or unrated public offering or private placement, (c) deposit the Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets in a rated or unrated public offering or private placement, or (d) otherwise sell the Loan or interest therein to investors in a rated or unrated public offering or private placement (the transactions referred to in clauses (a) through (d) are hereinafter referred to as “Secondary Market Transactions”).  Borrowers shall cooperate in good faith with Agent and Lender in effecting any such Secondary Market Transaction and shall cooperate in good faith to implement all requirements reasonably imposed by the participants involved in any Secondary Market Transaction (including without limitation, an institutional purchaser, participant or investor) including, without limitation, all structural or other changes to the Loan, modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel reasonably acceptable to such other purchasers, participants or investors may reasonably require; provided, however, that Borrowers shall not be required to modify any documents evidencing or securing the Loan which would (i) modify the interest rate payable under the Note, (ii) modify the stated maturity of the Note, (iii) modify the amortization of principal of the Note, (iv) modify or conflict with any other material terms or covenants of the Loan, (v) conflict with any Master Lease or (vi) increase the Borrowers liability or obligations under the Loan Documents.  Borrowers shall provide such information and documents relating to Borrowers, Loan Parties, the Projects and the Master Tenants.  Borrowers acknowledge that certain information regarding the Loan and the Loan Parties and the Projects may be included in a private placement memorandum, prospectus or other disclosure documents.  Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction.  Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Projects) any and all information which Lender may have with respect to the Projects, Borrowers and any Borrower Party, whether provided by Borrowers, any Borrower Party or any third party, or obtained as a result of any environmental assessments.  Borrowers and each Borrower Party agree that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any third party.  Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction.  Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Projects) any and all information which Lender may have with respect to the Projects, Borrowers and any Borrower Party, whether provided by Borrowers, any Borrower Party or any third party, or obtained as a result of any environmental assessments.  Borrowers and each Borrower Party agree that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any third party.

Section 7.23  Master Leases.

Borrowers shall not, without Agent’s prior written consent, amend or terminate any Master Lease.

Section 7.24  Property Management Agreements.

Borrowers shall not, without Agent’s prior written consent, amend or terminate or permit the amendment or termination of any Management Agreement; provided, that the applicable Property Manager may terminate the Management Agreement in accordance with its terms,  subject to the provisions of the Amended and Restated Subordination of Management Agreement.

Section 7.25  Operating and Financial Covenants.

The Projects and/or Borrowers shall satisfy each of the following covenants, to be determined as of the end of each calendar quarter (the “Determination Date”) during the term of the Loan:

(a)           Occupancy.  The Projects shall maintain an average occupancy during the calendar quarter prior to the Determination Date of not less than 80% of the occupancy of the Projects (on a combined basis) as of the Restatement Date.

(b)          Debt Service Coverage.  The Projects shall have achieved an annualized Debt Service Coverage Ratio of at least 1.30 to 1.00 based upon the trailing twelve (12) full calendar months prior to the Determination Date.

(c)           Project Yield.  The Projects shall have achieved a Project Yield of 11% for the trailing twelve (12) full calendar months prior to the Determination Date.

Upon provision of a Compliance Certificate to Agent and if the Projects are not in compliance with the financial covenants in 7.25(b) or (c) above as of any Determination Date, Borrowers shall have thirty (30) days to cure such failure (the “Covenant Cure Period”) by paying down the Loan (each an “Equity Cure”) in an amount sufficient to result in Borrower being in pro forma compliance with the financial covenants in 7.25(b) or (c) above as of such Determination Date (“Equity Cure Amount”); provided, that the Borrowers shall have the right to exercise this Cure Right only three (3) times during the term of this Agreement, and the Cure Right shall not be exercised more than twice during any four (4) consecutive fiscal quarters..  If Borrowers fail to provide any Equity Cure Amount not later than the last day of the expiration of the Covenant Cure Period and provide to Agent evidence reasonably satisfactory to Agent that the Projects are in pro forma compliance with the above financial covenants for 12-month period ending on the last day of the Covenant Cure Period, such failure shall constitute an Event of Default hereunder.

Section 7.26  Required Repairs and Post Closing Requirements.

Borrowers shall provide evidence reasonably satisfactory to Lender that the repairs listed on Part A of Schedule III have been completed within ninety (90) days of the Restatement Date, all of which shall be performed in a manner satisfactory to Agent and shall be subject to inspection by Agent.  Borrowers shall also satisfy the Post Closing Requirements within the time periods set forth on Part B of Schedule III.

ARTICLE VIII

HEALTH CARE MATTERS

Section 8.1  Healthcare Laws.

(a)          Without limiting the generality of any other provision of this Agreement, each Borrower, Property Manager and Master Tenants and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of any Borrower, Property Manager or Master Tenants (with respect to its operation of the Projects) shall be in compliance with all applicable Laws relating to patient healthcare and/or patient healthcare information, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Laws”).  Each Borrower, Property Manager and Master Tenant has maintained and shall continue to maintain in all material respects all records required to be maintained by such Person any Governmental Authority or otherwise under the Healthcare Laws and there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws.  Each Borrower, Property Manager and Master Tenant has and will maintain all Governmental Approvals necessary under applicable Laws to own and/or operate the Projects, as applicable (including such Governmental Approvals as are required under such the Healthcare Laws).

(b)          If (i) any Borrower, Property Manager or Master Tenant is a “covered entity” within the meaning of the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) or submits claims or reimbursement requests to Third Party Programs “electronically” (within the meaning of HIPAA) or (ii) Property Manager or Master Tenant (with respect to its operation of the Projects) is subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) have undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) have developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) have implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Persons are or become HIPAA Compliant.  For purposes hereof, “HIPAA Compliant” shall mean that each Borrower, Property Manager and Master Tenant, as applicable (A) is or will be in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) if and to the extent any Borrower, Master Tenant or Property Manager are subjected to such provisions, rules or regulations, and (B) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect any Borrower’s, Property Manager’s or Master Tenant’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by any Borrower, Property Manager or Master Tenant of the then effective provisions of HIPAA.

(c)           If and to the extent required under applicable Laws, each Borrower, Master Tenant and/or Property Manager has and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificate, license, or approval issued by the State Regulator for the requisite number of Licensed Beds in the Projects (as shown on Exhibits A-1 through A-2 attached hereto), and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program listed in Exhibit E hereto, if applicable.  All required Government Approvals necessary for operation of the Projects are listed on Exhibit F hereto (collectively with the CON, if applicable, the “Licenses”).  Each Borrower, Property Manager and/or Master Tenant shall operate the Projects in a manner such that the Licenses shall remain in full force and effect.  True and complete copies of the Licenses have been delivered to Agent.

Section 8.2  Representations, Warranties and Covenants Regarding Healthcare Matters.

Each Borrower represents, warrants covenants and agrees with Agent and Lenders that:

(a)           Borrowers, together with Master Tenants and Property Managers are using and operating the Projects as assisted living facilities and/or independent senior housing and/or Alzheimer’s facilities, having the number of Licensed Beds as set forth in Exhibits A-1 through A-2 attached hereto (as modified from time to time with Agent’s consent).

(b)           All Licenses necessary or desirable for using and operating the Projects for the uses described in Section 8.2(a) above are held by Master Tenants in the name of the applicable Master Tenant as required under applicable law, and are in full force and effect, including, if applicable, the CON.

(c)           The Licenses:

(i)           Are not now and will not be pledged as collateral security for any loan or indebtedness, other than the Loan; and

(ii)          Shall continue in full force and effect throughout the term of the Loan and are held free and will remain free from restrictions or known conflicts, and shall not be provisional, probationary or restricted in any way, which would materially impair the use or operation of the Projects for the uses described in Section 8.2(a) above.

(d)           No Borrower, Property Manager or Master Tenant shall do (or suffer to be done) any of the following:

(i)           Rescind, withdraw, revoke, or amend the number of Licensed Beds permitted under Licenses or otherwise amend the Licenses in such a manner that results in a material adverse effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of the Licenses without Agent’s consent;

(ii)          Amend or otherwise change any Project’s authorized units/beds capacity and/or the number of Licensed Beds approved by the State Regulator;

(iii)         Replace or transfer all or any part of any Project’s units or beds to another site or location; or

(iv)         Voluntarily transfer or encourage the transfer of any resident of any Project to any other facility, unless such transfer is at the request of the resident or is for reasons relating to the health, required level of medical care or safety of the resident to be transferred.

(e)           If and when any Borrower, Property Manager or Master Tenant participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to any Project, said Project will remain in compliance with all requirements for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other third party payor programs.  Each Project is and will remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have a current provider agreement that is in full force and effect under Medicare and Medicaid.

(f)           There is no, and during the term of the Loan there shall be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any Borrower, Property Manager or Master Tenant or any Project or any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such programs, the “Third-Party Payor Programs”) to which any Borrower, Property Manager or Master Tenant may presently be subject with respect to any Project, or at any time hereafter is subject.  No Borrower, Property Manager or Master Tenant, other than in the normal course of business, shall change the terms of any of the Third-Party Payor Programs now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs).  All Medicaid, Medicare and private insurance cost reports and financial reports submitted by any Borrower, Property Manager or Master Tenant, if any, are and will be materially accurate and complete and have not been and will not be misleading in any material respects.  No cost reports for any Project remain open or unsettled.

(g)           None of any Borrower, any Project or any Property Manager or Master Tenant is or will be the subject of any proceeding by any Governmental Authority, and no notice of any violation has been or will be issued by a Governmental Authority that would, directly or indirectly, or with the passage of time:

(i)           Have a material adverse impact on any Borrower’s or Master Tenant’s ability to accept and/or retain patients or residents or operate the Projects for their current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents;

(ii)          Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses; or

(iii)         If applicable, affect any Borrower’s, Property Manager’s or Master Tenant’s continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payors Programs, or any successor programs thereto, at then current rate certifications.

(h)           No statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Project, Borrower, Property Manager, Master Tenant or Managing Member or against any officer, director, partner, member or stockholder of any Borrower, Property Manager, Master Tenant or Managing Member, by any Governmental Authority during the last five calendar years, and there have been no violations over the past five years which have threatened any Project’s, Property Manager’s, Master Tenant’s, Managing Member’s or any Borrower’s certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs.

(i)            To the knowledge of Borrower, there are no current, pending or outstanding Medicaid, Medicare or Third-Party Payor Programs reimbursement audits or appeals pending at the Projects, and there are no years that are subject to audit.

(j)            To the knowledge of Borrower, there are no current or pending Medicaid or Medicare or Third-Party Payor Programs recoupment efforts at the Projects.  No Borrower, Property Manager, Master Tenant or Managing Member is a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(k)           To the knowledge of Borrower, there are no and there will remain no patient or resident care agreements with patients or residents which deviate in any material adverse respect from the form agreements which have been delivered to and approved by Agent pursuant to Section 4.2 of this Loan Agreement.

(l)            In the event any Management Agreement or Master Lease is terminated or in the event of foreclosure or other acquisition of the Projects by Agent or its designee or any purchaser at a foreclosure sale or by acceptance of a deed in lieu of foreclosure, Borrowers, Agent, any subsequent manager or tenant or any subsequent purchaser need not obtain a CON prior to applying for and receiving Medicare or Medicaid payments.

(m)          All patient or resident records at each Project, including patient or resident trust fund accounts, are, to Borrower’s knowledge, true and correct in all material respects, and will remain true and correct in all material respects.

Section 8.3  Cooperation.

From time to time, upon the request of Agent if a Potential Default exists hereunder, Borrowers shall, and shall cause Master Tenants to complete, execute and deliver to Agent any applications, notices, documentation, and other information necessary or desirable, in Agent’s judgment, to permit Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses for the Projects (or to become the owner of the existing Licenses for the Projects) and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Projects by Agent or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Licenses or change of control of the owner of the existing Licenses).  To the extent permitted by applicable Laws, (i) Agent is hereby authorized (without the consent of Borrowers or Master Tenants) to submit any such applications, notices, documentation or other information which Borrowers caused to be delivered to Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Agent may deem advisable to obtain, maintain or renew any License or other Governmental Approvals in connection with the operation of the Projects for their current use, and Borrowers agree to cooperate and to cause Master Tenants to cooperate with Agent in connection with the same and (ii) Borrowers, upon demand by Agent, shall take any action and cause Master Tenants to take any action necessary or desirable, in Agent’s sole judgment, to permit Agent or its designee (including a receiver) to use, operate and maintain the Projects for their current use.  If Borrowers fail to comply with the provisions of this Section 8.3 for any reason whatsoever, Borrowers hereby irrevocably appoint Agent and its designee as Borrowers’ attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Agent’s sole judgment to permit Agent or its designee to undertake Borrowers’ obligations under this Section 8.3, including obtaining any Licenses or Governmental Approvals then required for the operation of the Projects by Agent or its designee for their current use.  The foregoing power of attorney is coupled with an interest and is irrevocable and Agent may exercise its rights thereunder in addition to any other remedies which Agent may have against Borrowers, Guarantors or Principal as a result of a Borrower’s breach of the obligations contained in this Section 8.3.

ARTICLE IX

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default:

Section 9.1  Payments.

Failure of Borrowers to pay within ten (10) days after the date when due any of the payment obligations of Borrowers due under the Loan Documents, or Borrowers’ failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 9.2  Certain Covenants.

Borrowers’ failure to (a) maintain insurance as required under Section 3.1 of this Agreement; (b) maintain its status as a Single Purpose Entity as required by Section 7.7; (c) permit inspections as required by Section 7.1; (d) strictly comply with the provisions of Section 7.2(a); (e) to deliver financial statements and reports as required by Article VI; (f) strictly comply with the provisions of Section 8.1(c) (licenses and other matters) Section 8.2(b) and (c) (licenses) Section 7.19 (employees), Section 7.23 (Master Leases), Section 7.24 (Management Agreements), Section 7.25 (Financial Covenants); (g) failure of Borrower to strictly comply with Section 8 (no additional liens) and Section 6(f)(iii) (no interference with Agent’s liens on Leases and Rents) of the Security Documents; and (h) provide Agent with ten (10) days prior written notice of changes of the state of any Borrower’s formation or any Borrower’s name.

Section 9.3  Sale, Encumbrance, Etc.

The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Project, or any interest therein, or of any interest in Borrowers or any Loan Party, in violation of Section 7.2 of this Agreement.

Section 9.4  Covenants.

Borrowers’ failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for ten (10) days after notice by Agent to Borrowers; however, subject to any shorter period for curing any failure by Borrowers as expressly specified in any of the other Loan Documents, Borrowers shall have an additional thirty (30) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within ten (10) days; (c) Borrowers commenced to cure such failure promptly after written notice thereof and are diligently undertaking to cure such default, and (d) Borrowers have provided Agent with security reasonably satisfactory to Agent against any interruption of payment or impairment of collateral as a result of such continuing failure; provided that the notice and cure provisions of this Section 9.4 do not apply to the Events of Default described in any other section of this Article IX.

Section 9.5  Representations and Warranties.

Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 9.6  Other Encumbrances.

Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof, which is not removed from the Project, by bonding or otherwise in a manner satisfactory to Agent within forty-five (45) days after Borrowers receive written notice thereof and otherwise in accordance with the terms hereof.

Section 9.7  Involuntary Bankruptcy or Other Proceeding.

Commencement of an involuntary case or other proceeding against Borrowers, any Loan Party or any Master Tenant (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 9.8  Voluntary Petitions, etc.

Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 9.9  Management Agreement.

The occurrence of a default under the Management Agreement, which remains uncured beyond any applicable grace or cure periods available to any Borrower.

Section 9.10  False Reports.

Any statement, report or certificate made or delivered to Agent by Borrowers, any Loan Party or any Master Tenant is not materially true and complete when made or delivered.

Section 9.11  Control.

Subject to the provisions of Section 7.2(b) hereof, the Cornerstone Principal ceases at any time to control (through their direct or indirect interests, office or position in Managing Member) the day-to-day management of Borrowers.  To avoid all doubt, if the RSC Principals shall collectively, directly or indirectly, own a majority of the Managing Member, then it shall be an Event of Default if the RSC Principals cease at any time to control (through their then direct or indirect interests or office or position in Managing Member) the day-to-day management of Borrower.

Section 9.12  Money Laundering.

(a)           Any Loan Party is listed on the Lists or (i) is convicted or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering.

(b)           Any Borrower or Loan Party is charged with crimes involving money laundering or predicate crimes to money laundering, and such Borrower does not, within thirty (30) days, obtaining the dismissal of such charges without further investigation.

(c)           If a tenant under any Lease is listed on the Lists or (i) is convicted, or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering, and proceeds from the rents of such tenant are used to pay debt service and Borrowers fail to give Agent such representations and verifications as Agent shall reasonably request that such rents are not being used to pay debt service.

Section 9.13  Loan Documents.

The occurrence of a default under any of the other Loan Documents, which continues uncured beyond any applicable notice and grace periods provided under such Loan Document, or the occurrence of an “Event of Default” as defined in any other Loan Document.

Section 9.14  Reserved.

Section 9.15  Master Leases.

The occurrence of a default under any Master Lease which continues uncured beyond any applicable notice and grace period provided under such Master Lease.

ARTICLE X

REMEDIES

Section 10.1  Remedies - Insolvency Events.

Upon the occurrence of any Event of Default described in Section 9.7 and Section 9.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Section 9.7 and Section 9.8 is other than a Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Agent’s sole discretion.

Section 10.2  Remedies - Other Events.

Except as set forth in Section 10.1 above, while any Event of Default exists, Agent may (a) by written notice to Borrowers, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, (b) terminate the obligation, if any, of Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefore under the Loan Documents and at law or in equity.

Section 10.3  Agent’s Right to Perform the Obligations.

If Borrowers shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Agent or Lender may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate.  If Agent shall elect to pay any sum due with reference to the Projects, Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.  Additionally, if any Hazardous Materials (as defined in the Environmental Indemnity Agreement) affect or threaten to affect any Project, Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials.  In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent may act through its employees, agents or independent contractors as authorized by Agent.  Borrowers shall indemnify Agent and Lender for all losses, expenses, damages, claims and causes of action, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Agent or Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except as a result of Agent or Lender’s gross negligence or willful misconduct.  All sums paid by Agent or Lender pursuant to this Section 10.3, and all other sums expended by Agent or Lender to which they shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrowers to Agent upon demand.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1).  All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrowers:	c/o Cornerstone Oakleaf Village, LLC
c/o Cornerstone Healthcare Plus REIT, Inc.
Attn: Sharon C. Kaiser, Chief Financial Officer
1920 Main Street, Suite 400
Irvine, California 92614
Telephone No.: 949.263.4326
Telecopy No.: 949.250.0592

With a copy to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1750

Orlando, Florida 32801
Telephone No.: 407.999.7772
Telecopy No.: 407.999.7759

With a copy to:	Foley & Lardner LLP
111 North Orange Avenue
Suite 1800
Orlando, Florida 32801
Attention: Michael A. Okaty, Esq.
Telephone: 407.244.3229
Facsimile: 407.648.1743

If to Agent:	General Electric Capital Corporation
Loan Nos. 07-0004226
07-0014226
500 West Monroe Street
Chicago, Illinois 60661
Attention: Michelle R. Kelly
Facsimile: (866) 769-9860

With a copy to:	General Electric Capital Corporation
Loan Nos. 07-0004226
07-0014226
500 West Monroe Street
Chicago, Illinois 60661
Attention: Brian Beckwith
Jeff Muchmore
Facsimile: (866) 207-0498
(866) 254-1971

And a copy to:	General Electric Capital Corporation
Loan Nos. 07-0004226
07-0014226
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington, Chief Counsel
Facsimile: (866) 221-0433

Notices shall be deemed given when (1) actually delivered, (2) on the first Business Day after deposit with an overnight air courier service for delivery on the next Business Day, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Security Document), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Agent or Borrowers, as the case may be.  If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1.  Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 11.2  Amendments and Waivers.

No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

Section 11.3  Limitation on Interest.

It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrowers, Agent and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note the holder thereof (or, if the Note has been paid in full, refunded to Borrowers); and (b) if maturity is accelerated by reason of an election by Agent or Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrowers).  The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents.  The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that (1) if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents and (2) to the extent otherwise specified in any of the Loan Documents.

Section 11.4  Invalid Provisions.

If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.5  Reimbursement of Expenses; Portfolio Administration Fee.

(a)           Borrowers shall pay all expenses incurred by Agent and Lenders in connection with the Loan, including, without limitation, (i) out-of-pocket costs and expenses of Agent and Lender in connection with (a) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (b) due diligence with respect to the Collateral and the creation, perfection or protection of Agent’s liens in the Collateral (including, without limitation, fees and expenses for title and lien searches, premiums for title insurance and endorsements thereto, amended or replacement Security Documents, Uniform Commercial Code financing statements or other collateral security instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Projects plus travel expenses, accounting firm fees, costs of the appraisals and Site Assessments (and the environmental consultant), the engineering reports, audit costs and costs and fees incurred in connection with arranging, setting up, servicing any pledged accounts or similar collateral); (c) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring, workout or consent relating to any of the Loan Documents, (d) the settlement of or dispute regarding condemnation and casualty awards and (e) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that any Borrower shall from time to time request Agent to take, as well as any restructuring or rescheduling of the Loan, and (ii) the fees, expenses and other charges of counsel to Agent and the Lender in connection with all of the foregoing; provided, in no event shall Borrowers be required to pay such fees, expenses and other charges in connection with any legal action in which Borrowers are the prevailing party.  Borrowers shall, upon request, promptly reimburse Agent and Lender for all amounts expended, advanced or incurred by Agent and Lender to collect the Note, or to enforce the rights of Agent and Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Agent and Lender under the Loan Documents or with respect to the Projects (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Agent and Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Agent, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

(b)           Borrowers shall also pay to Agent on the twelfth (12th) day of each month during the term of the Loan, in addition to all other amounts due under the Loan Documents, the sum of One Hundred Fifty and No/100 Dollars ($150.00) per Project, which Agent shall apply against the cost of the administration of the Loan.

Section 11.6  Approvals; Third Parties; Conditions.

All approval rights retained or exercised by Agent with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Agent or Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrowers or any other Person.  This Agreement is for the sole and exclusive use of Agent, Lender and Borrowers and may not be enforced, nor relied upon, by any Person other than Agent, Lender and Borrowers.  All conditions of the obligations of Agent or Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Agent and Lender, and their respective successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent or Lender, as applicable, at any time in Agent’s or Lender’s sole discretion.

Section 11.7  Lender Not in Control; No Partnership.

None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent or Lender the right or power to exercise control over the affairs or management of Borrowers, the power of Agent and Lender being limited to the rights to exercise the remedies referred to in the Loan Documents.  The relationship between Borrowers, on the one hand, and Agent and Lender, on the other hand, is, and at all times shall remain, solely that of debtor and creditor.  No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrowers, on the other hand, or to create an equity in the Projects in Lender or Agent.  Neither Agent nor Lender either undertakes or assumes any responsibility or duty to Borrowers or to any other person with respect to the Projects or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents (a) Neither Agent nor Lender is nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrowers or its stockholders, members, or partners and neither Agent nor Lender intends to ever assume such status; (b) Neither Agent nor Lender shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrowers; and (c) neither Agent nor Lender shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrowers or their stockholders, members, or partners.  Agent, and Lender, on the one hand, and Borrowers, on the other hand, disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrowers, on the other hand, or to create an equity in the Projects in Agent or Lender, or any sharing of liabilities, losses, costs or expenses.

Section 11.8  Time of the Essence.

Time is of the essence with respect to this Agreement.

Section 11.9  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Agent, Lender and Borrowers and the respective successors and assigns of Agent, Lender and Borrowers, provided that neither any Borrower nor any other Loan Party shall, without the prior written consent of Agent, assign any rights, duties or obligations hereunder.

Section 11.10  Renewal, Extension or Rearrangement.

All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.  For portfolio management purposes, Agent and Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrowers are not effectively increased or otherwise modified.  Borrowers agree to cooperate with Agent and to execute such documents as Agent reasonably may request to effect such division of the Loan.

Section 11.11  Waivers; Forbearance.

No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions of Lender’s obligation to make advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Lender or Agent from thereafter requiring such condition to be satisfied prior to any future advance to which such condition otherwise applies.  No course of dealing on the part of Agent or Lender, or their respective officers, employees, consultants or agents, nor any failure or delay by Agent or Lender with respect to exercising any right, power or privilege of Agent or Lender under any of the Loan Documents, shall operate as a waiver thereof.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy.  Agent’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent’s or Lender’s right to either require prompt payment when due of all other sums so secured or to declare a Potential Default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lender shall not be a waiver of Agent’s or Lender’s right to accelerate the maturity of the Loan, nor shall Agent’s or Lender’s receipt of any awards, proceeds, or damages under this Agreement or the Security Document operate to cure or waive Borrowers’ or any Principal’s Potential Default in payment of sums secured by any of the Loan Documents.

Section 11.12  Cumulative Rights.

Rights and remedies of Agent and Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 11.13  Singular and Plural.

Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 11.14  Phrases.

When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Agent” or “satisfactory to Lender” shall mean “in form and substance satisfactory to Agent in all respects” or “in form and substance satisfactory to Lender in all respects” (as applicable), the phrase “with Agent’s consent”, “with Agent’s approval”, “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Agent’s or Lender’s discretion (as applicable), and the phrase “acceptable to Agent” or “acceptable to Lender” shall mean “acceptable to Agent at Agent’s sole discretion” or “acceptable to Lender at Lender’s sole discretion” (as applicable).

Section 11.15  Exhibits and Schedules.

The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 11.16  Titles of Articles, Sections and Subsections.

All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.17  Promotional Material.

Borrowers authorize Agent and Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s and Agents participation in the Loan.  All references to Lender or Agent contained in any press release, advertisement or promotional material issued by any Borrower or Affiliate of Borrowers shall be approved in writing by Agent in advance of issuance.

Section 11.18  Survival.

All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrowers.

Section 11.19  WAIVER OF JURY TRIAL.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

Section 11.20  Waiver of Punitive or Consequential Damages.

Neither Agent, Lender nor any Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other Potential Default by any party hereto.

Section 11.21  Governing Law.

UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATES WHERE THE PROJECTS ARE LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATES WHERE THE PROJECTS ARE LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 11.22  Entire Agreement.

This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent, Lender and Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.  If any conflict or inconsistency exists between the Commitment and this Agreement or any of the other Loan Documents, the terms of this Agreement and the other Loan Documents shall control.

Section 11.23  Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 11.24  Venue.

EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT OR LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS WITH A REQUIRED COPY TO COUNSEL FOR BORROWERS BY OVERNIGHT COURIER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER RECEIPT OR REFUSAL.

Section 11.25  Sale of Loan, Participation.

Lender or Agent, at any time and without the consent of Borrowers or any Principal, may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents, any guaranties given in connection with the Loan and any collateral given to secure the Loan.  Agent and Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of any Project) any and all information which Agent or Lender may have with respect to the Projects and Borrowers, whether provided by Borrowers, any Loan Party or any third party or obtained as a result of any environmental assessments.  Each Borrower and each Loan Party agrees that Agent and Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and the other Loan Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lender from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.

Section 11.26  Limitation on Liability of Agent’s and Lender’s Officers, Employees, etc.

Any obligation or liability whatsoever of Agent or Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Agent’s or Lender’s assets only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Agent’s or Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.27  Effectiveness of Facsimile Documents and Signatures.

The Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents.  Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 11.28  Joint and Several Liability.

(a)           The Indebtedness and all other obligations of Borrowers under the Loan Documents (collectively, the “Obligations”) shall be the joint and several obligations and liabilities of Borrowers.  Hence, each Borrower shall be primarily and directly liable for repayment of the Indebtedness and all other Obligations.

(b)           Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below).  Consequently, Lender and each Borrower agree that if the liability of a Borrower for the Obligations, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the liens and security interests securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such lien or security interest to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Federal Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)           Agent is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower.  Except as specifically provided in this Agreement or any of the other Loan Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(d)           Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Federal Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Federal Bankruptcy Code; (vi) the disallowance, under Section 502 of the Federal Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(e)           Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of the other Borrower or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

Section 11.29  Agency.

Both GECC and the other Lenders agree that GECC shall act as agent for each Lender in all dealings with Borrowers, Principals and Master Tenants under or in connection with this Loan Agreement and each of the other Loan Documents, including without limitation, granting any consents or waivers, taking any enforcements actions, sending or receiving notices, dealing with collateral, granting releases, accepting payments or otherwise.  Borrowers, Principals, Master Tenants and all Loan Parties may rely without question upon any document signed by GECC as agent for each Lender hereunder or under any other Loan Documents.  References to “Lender” in this Agreement and in the other Loan Documents shall refer to each of GECC and the other financial institutions who are or hereafter become parties to this Agreement as Lenders, individually, or to all of GECC and the other financial institutions who are or hereafter become parties to this Agreement, collectively, as the context may require; provided any and all grants of security interests to a Lender under this Agreement or any other Loan Document shall be deemed to be a grant to GECC as agent for each Lender.

Section 11.30  Patriot Act.

Lender hereby notifies the Borrower Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow Lender to identify each Borrower Party in accordance with the Patriot Act.

Signatures Begin on Next Page

EXECUTED as of the date first written above.

LENDERS:

GECC:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Michelle R. Kelly
Name: Michelle R. Kelly
Title: Duly Authorized Signatory

AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Michelle R. Kelly
Name: Michelle R. Kelly
Title: Duly Authorized Signatory

Signatures Continued on Next Page

BORROWERS:

RSC OAKLEAF GREENVILLE, LLC, a Florida limited liability company

By:	Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company, its sole member

By:	Cornerstone Oakleaf Village, LLC, its Managing Member

By:	Cornerstone Healthcare Plus REIT, Inc., its Manager

	By:	/s/ Terry G. Roussel
Terry G. Roussel, CEO

RSC OAKLEAF LEXINGTON, LLC, a Florida limited liability company

By:	Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company, its sole member

By:	Cornerstone Oakleaf Village, LLC, its Managing Member

By:	Cornerstone Healthcare Plus REIT, Inc., its Manager

	By:	/s/ Terry G. Roussel
Terry G. Roussel, CEO

Joinder

The undersigned Master Tenants join in the execution of this Agreement solely for the purpose of evidencing their consent and agreement to the terms of this Agreement and their agreement to comply with the covenants pertaining to the operation of the Projects applicable to the Master Tenants set forth in the Agreement.

MASTER TENANTS:

RSC GREENVILLE, LLC,
a Florida limited liability company

By:		Royal Cornerstone South Carolina Tenant
Portfolio, LLC, a Delaware limited
liability company, its sole member

By:		Cornerstone Oakleaf Village TRS, LLC, its Managing Member

By:		Cornerstone Healthcare Plus REIT, Inc.,
its Manager

	By:	/s/ Terry G. Roussel
Terry G. Roussel, CEO

MASTER TENANTS:

RSC LEXINGTON, LLC,
a Florida limited liability company

By:		Royal Cornerstone South Carolina Tenant
Portfolio, LLC, a Delaware limited
liability company, its sole member

By:		Cornerstone Oakleaf Village TRS, LLC, its Managing Member

By:		Cornerstone Healthcare Plus REIT, Inc.,
its Manager

	By:	/s/ Terry G. Roussel
Terry G. Roussel, CEO

EXHIBIT A-1

The Projects

Borrower:	RSC Oakleaf Greenville, LLC

Name of Facility:	Oakleaf Village at Greenville

Address of Land:	1560 Thornblade Blvd. Greer, South Carolina 29650

Master Tenant:	RSC Greenville, LLC

Number of Licensed Beds/Units:
a. Assisted Living	a. 66
b. Alzheimer’s	b. 24

Number of Parking Spaces:	51

Legal Description of Land:

ALL THAT CERTAIN PIECE, PARCEL OR TRACT OF LAND SITUATE, LYING AND BEING IN THE COUNTY OF GREENVILLE, STATE OF SOUTH CAROLINA, CONTAINING 5.006 ACRES ACCORDING TO AN “ALTA/ACSM LAND TITLE SURVEY FOR RSC GREENVILLE, LLC, 1560 THORNBLADE BOULEVARD, GREENVILLE COUNTY, GREENVILLE, SOUTH CAROLINA (OAKLEAF VILLAGE @ THORNBLADE)”, DATED 7/07/04 BY SITE DESIGN, INC. WITH THE FOLLOWING METES AND BOUNDS TO WIT:

A-1-1

BEGINNING AT AN OLD MAG NAIL LOCATED ON THE NORTHERN RIGHT OF WAY OF THORNBLADE BOULEVARD AT ITS TERMINUS; THENCE RUNNING ALONG SAID RIGHT OF WAY S 88-21-05 W 55.64 FEET TO AN OLD 5/8” REBAR IRON PIN; THENCE TURNING AND RUNNING N 81-00-31 W 32.56 FEET TO A POINT IN A BRICK WALL AT THE JOINT CORNER OF LOT 61, SECTION ONE, THE GARDENS AT THORNBLADE; THENCE TURNING AND LEAVING SAID RIGHT OF WAY AND RUNNING ALONG THE REAR LOT LINES OF LOTS 61, 60, 59, 58, 57, 56, AND 55, SECTION ONE, THE GARDENS AT THORNBLADE N 14-50-53 E 99.70 FEET TO A POINT IN BRICK WALL; THENCE TURNING AND RUNNING N 39-24-59 E 360.99 FEET TO POINT AT THE JOINT CORNER OF WEKIVA SPRINGS PLAZA PROPERTY, NOW OR FORMERLY; THENCE TURNING AND RUNNING ALONG THE LINE OF SAID WEKIVA SPRINGS PLAZA PROPERTY AND ALSO ALONG THE LINE OF THORNBLADE, VILLAGE, LLC PROPERTY, NOW OR FORMERLY S 50-47-17 E 260.96 FEET TO AN OLD 5/8” REBAR IRON PIN, CROSSING OVER AND OLD 1” OPEN TOP IRON PIN AT 0.53 FEET AND AN OLD 3/4” CRIMP TOP IRON PIN AT 119.67 FEET; THENCE TURNING AND RUNNING S 73-14-35 E 136.25 FEET TO AN OLD 1” CRIMP TOP IRON PIN (BENT) LOCATED ON THE WESTERN RIGHT OF WAY OF THE PARKWAY (S-23-1025); THENCE TURNING AND RUNNING ALONG SAID RIGHT OF WAY AND ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 756.20 FEET, AN ARC LENGTH OF 88.52 FEET AND A CHORD BEARING AND DISTANCE OF S 14-54-02 W 88.47 FEET TO AN OLD 3/4” CRIMP TOP IRON PIN; THENCE TURNING AND RUNNING S 11-29-20 W 316.13 FEET TO AN OLD 1” CRIMP TOP IRON PIN LOCATED AT THE JOINT CORNER OF SFH PROPERTIES, LLC PROPERTY, NOW OR FORMERLY; THENCE TURNING AND LEAVING SAID RIGHT OF WAY AND RUNNING ALONG THE LINE OF SAID SFH PROPERTIES, LLC PROPERTY AND ALSO ALONG THE LINE OF PCH, LTD., LP PROPERTY, NOW OR FORMERLY AND ALONG THE LINE OF G.H. CONSTRUCTION OF EASLEY, INC. PROPERTY NOW OR FORMERLY N 78-23-13 W 449.62 FEET TO AN OLD 5/8” REBAR IRON PIN LOCATED ON THE EASTERN RIGHT OF WAY OF SONIA DRIVE; THENCE TURNING AND RUNNING ALONG SAID RIGHT OF WAY N 00-01-56 E 47.48 FEET TO AN OLD 5/8” REBAR IRON PIN LOCATED AT THE SOUTHERN END OF A SIGHT FLARE AT THE INTERSECTION OF SAID EASTERN RIGHT OF WAY OF SONIA DRIVE AND THE EASTERN TERMINUS OF THORNBLADE BOULEVARD; THENCE TURNING AND RUNNING ALONG SAID SIGHT FLARE N 48-42-59 E 33.04 FEET TO AN OLD 5/8” REBAR IRON PIN LOCATED AT THE NORTHERN END OF SAID SIGHT FLARE ON THE EASTERN TERMINUS OF THORNBLADE BOULEVARD; THENCE TURNING AND RUNNING ALONG SAID EASTERN RIGHT OF WAY AND TERMINUS OF THORNBLADE BOULEVARD N 01-36-55 E 57.83 FEET TO THE POINT OF BEGINNING.

A-1-2

EXHIBIT A-2

The Projects

Borrower:	RSC Oakleaf Lexington, LLC

Name of Facility:	Oakleaf Village at Lexington

Address of Land:	800 N. Lake Drive Lexington, South Carolina 29072

Master Tenant:	RSC Lexington, LLC

Number of Licensed Beds/Units:
a. Assisted Living	a. 66
b. Alzheimer’s	b. 24

Number of Parking Spaces:	51

Legal Description of Land:

PARCEL 1:  LEXINGTON COUNTY:

All that certain piece, parcel or lot of land with improvements thereon, if any, situate, lying and being near the Town of Lexington, County of Lexington, State of South Carolina, as shown and delineated on a plat of 18.08 acres, prepared for Carolina Senior Development, by Civil Engineering of Columbia, dated July 16, 1998 last revised July 28, 1998, recorded in Plat Slide 401 at Plat No. 6.

TOGETHER WITH:

All that certain piece, parcel or lot of land with improvements thereon, if any, situate, lying and being near the Town of Lexington, County of Lexington, State of South Carolina, shown and delineated as the “PROPOSED 50’ R.O.W. FOR FUTURE ROADWAY” including the circular area of land designated within the R.O.W. Easement Curve Table as Curve C1 having an arc distance of 261.80’ and chord bearing S34°03’17”W together with that “50’ INGRESS/EGRESS EASEMENT FOR LEXINGTON SENIOR DEVELOPMENT, LLC AND LEXINGTON COUNTY SCHOOL DISTRICT #1”

LESS AND EXCEPTING THEREFROM that portion of the “PROPOSED 50’ R.O.W. FOR FUTURE ROADWAY” including the circular area of land designated within the R.O.W. Easement Curve Table as Curve Cl having an arc distance of 261.80’ and chord bearing of S34°03’17”W together with that “50’ INGRESS/EGRESS EASEMENT FOR LEXINGTON SENIOR DEVELOPMENT, LLC AND LEXINGTON COUNTY SCHOOL DISTRICT #1 which is a part of the 18.080 acres parcel of land owned by Lexington Senior Development, L.L.C. all as shown on a plat prepared for Lexington Senior Development, L.L.C. by Civil Engineering of Columbia, dated August 20, 1998, last revised October 23,1998. and recorded February 5, 1999 in the Office of the Register of Deeds for Lexington County in Plat Slide 452 at Plat No.6.

A-2-1

ALSO LESS AND EXCEPTING:

All that certain piece, parcel, or lot of land. with improvements thereon, lying and being in the County of Lexington, Town of Lexington, State of South Carolina and being shown and delineated as 4.88 Acres as shown on a plat prepared by Carolina Surveying Services Inc., R.L.S. dated July 31,2003, and recorded in the Register of Deeds Office for Lexington County in Plat Slide 730, Page 4, with said tract having such metes and bounds as are shown on said plat. The metes and bounds as shown on said plat are incorporated by reference herein.

ALSO:

Easement Rights as contained in that certain Reciprocal Easement Agreement by and between Lexington County School District Number One and Lexington Development, L.L.C dated 2/4/1999 and recorded 2/5/1999 in the Office of the Register of Deeds for Lexington County in Record Book 5089, page 254, which agreement is further identified in Schedule B - Section 2, Exception 13 herein.

LESS AND EXCEPTING

All that certain piece, parcel. or lot of land that consists of 1.5 acres located on the southeast side of U.S. Route 378 in the Town of Lexington, Lexington County, South Carolina.

Commencing from the center line intersection of U.S. Rte. 378 with S.C. Rte. 6. Thence S89°33’08E for a distance of 201.26’ to an old #5 rebar property corner on the southern R.O.W. of 378 this being the point of beginning.

Thence from the point of beginning and in a clockwise direction:

S39°41’10”E for a distance of 258.61’ to a new #5 rebar, said line being bounded on the east by lands of now or formerly P&H Properties of Lexington. LLC.

Thence, S39°39’12”E for a distance of 90.61’ to a new #5 rebar.  Said line being bounded on the east by lands of now or formerly Herndon Chevrolet, Inc.

Thence, S50°21’41”W for a distance of 180.02’ to an old #5 rebar.  Said line being bounded on the east by lands of now or formerly Lexington Senior Care Development LLC.

Thence, N39°41’08”W for a distance of 376.35’ to an old #5 rebar.  Said line being bounded on the west by lands of now or formerly Lexington Senior Care Development LLC.

Thence, N58°52’07”E for a distance of 108.41’ to an old #5 rebar.  Said line being the southern R.O.W. of U.S. Rte. 378.

Thence, N59°00’45”E for a distance of 73.71’ to an old #5 rebar.  Said line being the southern R.O.W. of U.S. Rte. 378.  This being the point of beginning.

A-2-2

EXHIBIT B

Interest Holder Certificate and Agreement

B-1

EXHIBIT C

Intellectual Property

None.

C-1

EXHIBIT D

Ownership of Borrowers

Borrower	Owners	Percentage of Ownership
RSC Oakleaf Greenville, LLC	Royal Cornerstone South Carolina Portfolio, LLC	100%
RSC Oakleaf Lexington, LLS	Royal Cornerstone South Carolina Portfolio, LLC	100%

D-1

EXHIBIT E

Provider Payment/Reimbursement Programs

[TBD]

E-1

EXHIBIT F

Licenses/Governmental Approvals

[To be updated]

Greenville: License No. CRC-1330 granted to RSC Greenville, L.L.C. effective November 1, 2005, for the facility known as Oakleaf Village at Thornblade and located at 1560 Thornblade Boulevard, Greer, Greenville County, South Carolina

Lexington: License No. CRC-1329 granted to RSC Lexington, L.L.C. effective November 1, 2005, for the facility known as Oakleaf Village of Lexington and located at 800 North Lake Drive, Lexington, Lexington County, South Carolina

F-1

SCHEDULE 2.1

Advance Conditions

Part A – Conditions to Advance of Loan Proceeds
Part B – Application of Insurance Proceeds

PART A

CONDITIONS TO ADVANCE OF LOAN PROCEEDS

The advance of the Loan proceeds shall be subject to the terms of the Term Sheet, and Lender’s receipt, review, approval and/or confirmation of the following items set forth in Part A of this Schedule 2.1 and in the items specified in the Term Sheet, at Borrowers’ cost and expense, each in form and content satisfactory to Lender in its sole discretion:

1.	Loan Documents. The Loan Documents executed by Borrowers, any Borrower Party and/or Operator, as applicable.

2.
Title Insurance Policy.  An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the Mortgage creates a first-priority Lien on the Projects and related collateral (the “Title Policy”).

3.
Organizational and Authority Documents.  Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for each Borrower and each Borrower Party for the execution, delivery, and performance of the Loan Documents and the Environmental Indemnity Agreement by each Borrower and each Borrower Party, as applicable.

4.
Legal Opinions.  Legal opinions issued by counsel for Borrowers and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrowers and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents and Environmental Indemnity Agreement with respect to Borrowers and each Borrower Party; that the Loan, as reflected in the Loan Documents, is not usurious; and as to such other matters as Lender and Lender’s counsel reasonably may specify, including, with limitation, non-consolidation opinions.

5.	Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrowers and each Borrower Party, and the immediately preceding owner of the Projects.

6.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Lender.

Schedule 2.1-1

7.
Survey.  Three (3) originals of a current “as built” survey of each Project, dated or updated to a date not earlier than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the American Land Title Association American Congress on Surveying and Mapping Standards and containing Lender’s approved form of certification in favor of Lender and the title insurer (collectively, the “Survey”).  The Survey shall conform to Lender’s current survey requirements and shall be sufficient for the title insurer to remove the general survey exception.

8.
Property Condition Report.  A current engineering report or architect’s certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards (the “Property Condition Report,” whether one or more).  As requested by Lender, the Property Condition Report shall also include an assessment of each Project’s tolerance for earthquake and seismic activity.

9.	Environmental Reports. A current Site Assessment (as defined in the Environmental Indemnity Agreement) for each Project.

10.
Rent Roll.  A current rent roll or census report for each Project, certified by Borrowers or the current owner of each Project.  Such rent roll and/or census report shall include such information as reasonably required by Lender.

11.	Operating Agreements. A copy of each fully executed Operating Agreement in form and substance satisfactory to Lender, certified by Borrowers as being true, correct and complete.

12.
Tax and Insurance Impounds.  Borrowers’ deposit with Lender of the amount required under this Agreement to impound for taxes and assessments, insurance premiums and to fund any other required escrows or reserves.

13.
Compliance With Laws.  Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters.  If title insurance with respect to the Projects described in item 3 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the state where each Project is located, then Borrowers shall furnish to Lender a zoning letter from the applicable municipal agency with respect to such Project or a zoning report that verifies the zoning classification of each Project and such Project’s compliance with such zoning classification.

Schedule 2.1-2

14.
No Casualty or Condemnation.  No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Lender’s judgment, a material adverse effect on Borrowers, any Borrower Party or the Projects.

15.
Broker’s Fees.  All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or lenders in connection with the Loan or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Lender.

16.
Costs and Expenses.  Payment of Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Lender’s inspecting engineers, consultants and counsel.

17.	Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents and Environmental Indemnity Agreement are true and correct.

18.	No Defaults. No Potential Default or Event of Default or default shall have occurred or exist.

19.
Appraisal.  Lender shall obtain an appraisal report for each Project, in form and content acceptable to Lender, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) and the regulations promulgated pursuant to such act.

20.	Management. The Operator and any Operating Agreement for the Projects shall be satisfactory to Lender in its sole discretion.

21.	Audit Requirement. The annualized Net Operating Income of the Projects equals or exceeds $2,400,000.00 for the trailing twelve (12) months period ending March 31, 2010.

22.	Other Items. Lender shall have received such other items as Lender may reasonably require.

Schedule 2.1-3

PART B

APPLICATION OF INSURANCE PROCEEDS

Insurance proceeds applied to restoration will be advanced in accordance with Section 3.2 and on the following terms and conditions:

1.           Each request for such an advance shall specify the amount requested, shall be on forms satisfactory to Agent, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by Agent.  Such advances may be made, at Agent’s election, either: (a) in reimbursement for expenses paid by Borrowers, or (b) for payment of expenses incurred and invoiced but not yet paid by Borrowers, or (c) with respect to non-residential tenant restorations, by funding allowances for tenant improvements undertaken to be constructed by non-residential tenants and completed in accordance with Leases.  Agent, at its option and without further direction from Borrowers, may disburse any restorations advance to the Person to whom payment is due or through an escrow satisfactory to Agent.  Borrowers hereby irrevocably directs and authorizes Agent to so advance the insurance proceeds.  Agent may, at Borrowers’ expense, conduct an audit, inspection, or review of the Projects to confirm the amount of the requested restoration advance.

2.           Borrowers shall have submitted and Agent shall have approved (a) the restorations to be completed, (b) the plans and specifications for such restorations, which plans and specifications may not be changed without Agent’s prior written consent, and (c) if requested by Agent, each contract or subcontract for an amount in excess of Fifty Thousand Dollars ($50,000.00) for the performance of labor or the furnishing of materials for such restorations.

3.           Borrowers shall have submitted and Agent shall have approved the time schedule for completing the restorations.  After Agent’s approval of a detailed budget, such budget may not be changed without Agent’s prior written consent.  If the estimated cost of such restorations exceeds the unadvanced portion of the amount allocated for such restorations in the approved budget, then Borrowers shall provide such security as Agent may require to assure the lien free completion of restorations before the scheduled completion date.

4.           All restorations constructed by Borrowers prior to the date any restorations advance is requested shall be completed to the satisfaction of Agent and Agent’s engineer and in accordance with the plans and budget for such restorations, as approved by Agent, and all legal requirements.

5.           Borrowers shall not use any portion of any restorations advance for payment of any other cost except as specifically set forth in a request for advance approved by Agent in writing.

Schedule 2.1-4

6.           Each restorations advance, except for a final restorations advance, shall be in the amount of actual costs incurred less ten percent (10%) of such costs as retainage to be advanced as part of a final restorations advance.

7.           Agent shall not under any circumstances be obligated to make any restorations advance after nine (9) months after the casualty or ninety (90) days prior to the Maturity Date.

8.           No funds will be advanced for materials stored at the Projects unless Borrowers furnish Agent satisfactory evidence that such materials are properly stored and secured at the Projects.

9.           Borrowers shall have delivered evidence satisfactory to Agent, in its sole discretion, that the amount remaining to be disbursed for such restorations is sufficient to complete the restorations or, if insufficient, Borrowers shall have deposited with Agent funds necessary to complete the restorations (Borrowers’ deposit to be disbursed before any balance of the additional advance).

Schedule 2.1-5

SCHEDULE 2.3

Payment Schedule

Part 1

Closing Date	4/30/2010	LIBOR Rate	1.000%
End of Accrual Date	5/1/2010	Spread	5.450%
First Payment Date	6/1/2010	Coupon Rate	6.450%
Original Balance	$5,098,012	Int Conv	Actual/360
Maturity Date	4/30/2015	Int Only Period	0	Months
Sub-Interest Accrual	$913.39	Amort Period	360	Months
		Fixed/Float	Floating

Annual Summary		Days	Ending Balance	Principal	Prepayment	Balloon Amount
	Year 1	365	5,041,456.81	56,555	0	0
	Year 2	366	4,981,090.26	60,367	0	0
	Year 3	365	4,916,655.49	64,435	0	0
	Year 4	365	4,847,878.32	68,777	0	0
	Year 5	364	0.00	73,412	4,774,466	4,774,466
	Year 6	0	0.00	0	0	0
	Year 7	0	0.00	0	0	0
	Year 8	0	0.00	0	0	0
	Year 9	0	0.00	0	0	0
	Year 10	0	0.00	0	0	0

Period	Date	Days	Ending Balance	Principal	Prepayment	Balloon Amount
0	4/30/2010		5,098,012.00
1	6/1/2010	31	5,093,438.67	4,573.33	0.00	0.00
2	7/1/2010	30	5,088,840.41	4,598.26	0.00	0.00
3	8/1/2010	31	5,084,217.09	4,623.32	0.00	0.00
4	9/1/2010	31	5,079,568.58	4,648.51	0.00	0.00
5	10/1/2010	30	5,074,894.74	4,673.84	0.00	0.00
6	11/1/2010	31	5,070,195.42	4,699.32	0.00	0.00
7	12/1/2010	30	5,065,470.50	4,724.92	0.00	0.00
8	1/1/2011	31	5,060,719.82	4,750.67	0.00	0.00
9	2/1/2011	31	5,055,943.26	4,776.56	0.00	0.00
10	3/1/2011	28	5,051,140.66	4,802.59	0.00	0.00
11	4/1/2011	31	5,046,311.90	4,828.77	0.00	0.00
12	5/1/2011	30	5,041,456.81	4,855.08	0.00	0.00
13	6/1/2011	31	5,036,575.27	4,881.54	0.00	0.00
14	7/1/2011	30	5,031,667.13	4,908.14	0.00	0.00
15	8/1/2011	31	5,026,732.24	4,934.89	0.00	0.00
16	9/1/2011	31	5,021,770.46	4,961.78	0.00	0.00
17	10/1/2011	30	5,016,781.63	4,988.82	0.00	0.00
18	11/1/2011	31	5,011,765.62	5,016.01	0.00	0.00
19	12/1/2011	30	5,006,722.27	5,043.35	0.00	0.00
20	1/1/2012	31	5,001,651.44	5,070.83	0.00	0.00
21	2/1/2012	31	4,996,552.98	5,098.47	0.00	0.00
22	3/1/2012	29	4,991,426.72	5,126.25	0.00	0.00
23	4/1/2012	31	4,986,272.54	5,154.19	0.00	0.00
24	5/1/2012	30	4,981,090.26	5,182.28	0.00	0.00
25	6/1/2012	31	4,975,879.75	5,210.52	0.00	0.00
26	7/1/2012	30	4,970,640.83	5,238.91	0.00	0.00
27	8/1/2012	31	4,965,373.37	5,267.46	0.00	0.00
28	9/1/2012	31	4,960,077.20	5,296.17	0.00	0.00
29	10/1/2012	30	4,954,752.17	5,325.03	0.00	0.00
30	11/1/2012	31	4,949,398.12	5,354.05	0.00	0.00
31	12/1/2012	30	4,944,014.89	5,383.23	0.00	0.00
32	1/1/2013	31	4,938,602.33	5,412.57	0.00	0.00
33	2/1/2013	31	4,933,160.26	5,442.06	0.00	0.00
34	3/1/2013	28	4,927,688.54	5,471.72	0.00	0.00
35	4/1/2013	31	4,922,187.01	5,501.54	0.00	0.00
36	5/1/2013	30	4,916,655.49	5,531.52	0.00	0.00
37	6/1/2013	31	4,911,093.82	5,561.66	0.00	0.00
38	7/1/2013	30	4,905,501.85	5,591.97	0.00	0.00
39	8/1/2013	31	4,899,879.40	5,622.45	0.00	0.00
40	9/1/2013	31	4,894,226.31	5,653.09	0.00	0.00
41	10/1/2013	30	4,888,542.42	5,683.90	0.00	0.00
42	11/1/2013	31	4,882,827.55	5,714.87	0.00	0.00
43	12/1/2013	30	4,877,081.53	5,746.01	0.00	0.00
44	1/1/2014	31	4,871,304.20	5,777.33	0.00	0.00
45	2/1/2014	31	4,865,495.39	5,808.81	0.00	0.00
46	3/1/2014	28	4,859,654.92	5,840.47	0.00	0.00
47	4/1/2014	31	4,853,782.62	5,872.30	0.00	0.00
48	5/1/2014	30	4,847,878.32	5,904.30	0.00	0.00
49	6/1/2014	31	4,841,941.85	5,936.48	0.00	0.00
50	7/1/2014	30	4,835,973.02	5,968.83	0.00	0.00
51	8/1/2014	31	4,829,971.67	6,001.36	0.00	0.00
52	9/1/2014	31	4,823,937.60	6,034.06	0.00	0.00
53	10/1/2014	30	4,817,870.66	6,066.94	0.00	0.00
54	11/1/2014	31	4,811,770.65	6,100.01	0.00	0.00
55	12/1/2014	30	4,805,637.40	6,133.25	0.00	0.00
56	1/1/2015	31	4,799,470.73	6,166.67	0.00	0.00
57	2/1/2015	31	4,793,270.45	6,200.28	0.00	0.00
58	3/1/2015	28	4,787,036.38	6,234.07	0.00	0.00
59	4/1/2015	31	4,780,768.33	6,268.04	0.00	0.00
60	4/30/2015	29	0.00	6,302.20	4,774,466.13	4,774,466.13

Schedule 2.3

Payment Schedule

Part 2

Closing Date	4/30/2010	LIBOR Rate	0.000%
End of Accrual Date	4/12/2010	Spread	6.620%
First Payment Date	6/1/2010	Coupon Rate	6.620%
Original Balance	$12,901,988	Int Conv	Actual/360
Maturity Date	1/9/2011	Int Only Period	0	Months
Sub-Interest Accrual	$42,705.58	Amort Period	300	Months
		Fixed/Float	Fixed

Annual Summary		Days	Ending Balance	Principal	Prepayment	Balloon Amount
	Year 1	253	0.00	153,403	12,748,585	12,766,012
	Year 2	0	0.00	0	0	0
	Year 3	0	0.00	0	0	0
	7Year 4	0	0.00	0	0	0
	Year 5	0	0.00	0	0	0
	Year 6	0	0.00	0	0	0
	Year 7	0	0.00	0	0	0
	Year 8	0	0.00	0	0	0
	Year 9	0	0.00	0	0	0
	Year 10	0	0.00	0	0	0

Period	Date	Days	Ending Balance	Principal	Prepayment	Balloon Amount
0	4/30/2010		12,901,988.00
1	6/1/2010	31	12,885,321.00	16,667.00	0.00	0.00
2	7/1/2010	30	12,868,560.77	16,760.22	0.00	0.00
3	8/1/2010	31	12,851,706.81	16,853.97	0.00	0.00
4	9/1/2010	31	12,834,758.57	16,948.24	0.00	0.00
5	10/1/2010	30	12,817,715.53	17,043.03	0.00	0.00
6	11/1/2010	31	12,800,577.17	17,138.36	0.00	0.00
7	12/1/2010	30	12,783,342.95	17,234.22	0.00	0.00
8	1/1/2011	31	12,766,012.34	17,330.62	0.00	0.00

Schedule 2.3

Payment Schedule

Part 3

Closing Date	1/9/2011	LIBOR Rate	1.000%
End of Accrual Date	1/9/2011	Spread	5.450%
First Payment Date	2/1/2011	Coupon Rate	6.450%
Original Balance	$12,766,012	Int Conv	Actual/360
Maturity Date	4/30/2015	Int Only Period	0	Months
Sub-Interest Accrual	$0.00	Amort Period	360	Months
		Fixed/Float	Floating

Annual Summary		Days	Ending Balance	Principal	Prepayment	Balloon Amount
	Year 1	365	12,624,391.60	141,621	0	0
	Year 2	366	12,473,226.77	151,165	0	0
	Year 3	365	12,311,874.63	161,352	0	0
	Year 4	365	12,139,648.65	172,226	0	0
	Year 5	119	0.00	59,950	12,079,698	12,079,698
	Year 6	0	0.00	0	0	0
	Year 7	0	0.00	0	0	0
	Year 8	0	0.00	0	0	0
	Year 9	0	0.00	0	0	0
	Year 10	0	0.00	0	0	0

Period	Date	Days	Ending Balance	Principal	Prepayment	Balloon Amount
0	1/9/2011		12,766,012.34
1	2/1/2011	31	12,754,560.18	11,452.16	0.00	0.00
2	3/1/2011	28	12,743,045.61	11,514.57	0.00	0.00
3	4/1/2011	31	12,731,468.29	11,577.32	0.00	0.00
4	5/1/2011	30	12,719,827.88	11,640.41	0.00	0.00
5	6/1/2011	31	12,708,124.03	11,703.85	0.00	0.00
6	7/1/2011	30	12,696,356.40	11,767.63	0.00	0.00
7	8/1/2011	31	12,684,524.64	11,831.76	0.00	0.00
8	9/1/2011	31	12,672,628.40	11,896.24	0.00	0.00
9	10/1/2011	30	12,660,667.33	11,961.07	0.00	0.00
10	11/1/2011	31	12,648,641.08	12,026.25	0.00	0.00
11	12/1/2011	30	12,636,549.29	12,091.79	0.00	0.00
12	1/1/2012	31	12,624,391.60	12,157.69	0.00	0.00
13	2/1/2012	31	12,612,167.66	12,223.94	0.00	0.00
14	3/1/2012	29	12,599,877.10	12,290.56	0.00	0.00
15	4/1/2012	31	12,587,519.56	12,357.54	0.00	0.00
16	5/1/2012	30	12,575,094.68	12,424.88	0.00	0.00
17	6/1/2012	31	12,562,602.09	12,492.59	0.00	0.00
18	7/1/2012	30	12,550,041.41	12,560.67	0.00	0.00
19	8/1/2012	31	12,537,412.29	12,629.13	0.00	0.00
20	9/1/2012	31	12,524,714.34	12,697.95	0.00	0.00
21	10/1/2012	30	12,511,947.19	12,767.15	0.00	0.00
22	11/1/2012	31	12,499,110.46	12,836.73	0.00	0.00
23	12/1/2012	30	12,486,203.78	12,906.68	0.00	0.00
24	1/1/2013	31	12,473,226.77	12,977.02	0.00	0.00
25	2/1/2013	31	12,460,179.03	13,047.74	0.00	0.00
26	3/1/2013	28	12,447,060.18	13,118.84	0.00	0.00
27	4/1/2013	31	12,433,869.85	13,190.34	0.00	0.00
28	5/1/2013	30	12,420,607.63	13,262.22	0.00	0.00
29	6/1/2013	31	12,407,273.13	13,334.49	0.00	0.00
30	7/1/2013	30	12,393,865.97	13,407.16	0.00	0.00
31	8/1/2013	31	12,380,385.74	13,480.23	0.00	0.00
32	9/1/2013	31	12,366,832.05	13,553.69	0.00	0.00
33	10/1/2013	30	12,353,204.50	13,627.55	0.00	0.00
34	11/1/2013	31	12,339,502.68	13,701.82	0.00	0.00
35	12/1/2013	30	12,325,726.19	13,776.49	0.00	0.00
36	1/1/2014	31	12,311,874.63	13,851.57	0.00	0.00
37	2/1/2014	31	12,297,947.58	13,927.05	0.00	0.00
38	3/1/2014	28	12,283,944.63	14,002.95	0.00	0.00
39	4/1/2014	31	12,269,865.37	14,079.26	0.00	0.00
40	5/1/2014	30	12,255,709.38	14,155.99	0.00	0.00
41	6/1/2014	31	12,241,476.25	14,233.13	0.00	0.00
42	7/1/2014	30	12,227,165.55	14,310.70	0.00	0.00
43	8/1/2014	31	12,212,776.86	14,388.69	0.00	0.00
44	9/1/2014	31	12,198,309.76	14,467.10	0.00	0.00
45	10/1/2014	30	12,183,763.82	14,545.94	0.00	0.00
46	11/1/2014	31	12,169,138.61	14,625.21	0.00	0.00
47	12/1/2014	30	12,154,433.70	14,704.91	0.00	0.00
48	1/1/2015	31	12,139,648.65	14,785.05	0.00	0.00
49	2/1/2015	31	12,124,783.03	14,865.62	0.00	0.00
50	3/1/2015	28	12,109,836.39	14,946.64	0.00	0.00
51	4/1/2015	31	12,094,808.30	15,028.09	0.00	0.00
52	4/30/2015	29	0.00	15,109.99	12,079,698.31	12,079,698.31

Schedule 2.3

SCHEDULE 2.10

Sources and Uses

[To be provided]

Schedule 2.10-1

SCHEDULE 7.2

COMPLIANCE CERTIFICATE

Compliance Certificate

Date: ________________, ______

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois  60661
Attention:           Michelle R. Kelly

Re: Compliance Certificate – Loan Nos. 07-0004226 and 07-0014226

Ladies and Gentlemen:

This certificate is given in accordance with Section 7.2 and Section 9.10 of the Amended and Restated Loan Agreement dated as of April 30, 2010 (as amended from time to time, the “Loan Agreement”), among RSC Oakleaf Greenville, LLC and RSC Oakleaf Lexington, LLC, each a Florida limited liability company  (each a “Borrower” and collectively, the “Borrowers”) and General Electric Capital Corporation (“Lender”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

I hereby certify that:

1.	I am an officer of the Managing Member of each Borrower, and

2.
Based on my review of the financial statements delivered with this certificate in accordance with the Section 6.1 of the Loan Agreement, such (a) financial statements fairly present the financial condition of the Borrowers as the dates of such financial statements in all material respects and (b) have been prepared in accordance with GAAP consistently applied.  There have been no material changes in accounting policies or financial reporting practices of any Borrower since ____________, 200_ [insert date of last year-end financial statement provided by Borrowers], or, if any such change has occurred, I have attached a description of such changes.

3.
I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrowers during the accounting period covered by such financial statements.

LOAN AGREEMENT – Schedule 7.2 – Page 2

4.
Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge whether arising out of such review or otherwise, of the existence during or at the end of such accounting period or as of the date hereof, of any condition or event that constitutes a Potential Default or an Event of Default, or if any Potential Default or Event or Default existed or exists, attached as Schedule 1 hereto is a description of the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

5.	Cornerstone Principal is in compliance with the covenants contained in the Agreement of Principal constituting a part of the Loan Documents except as set forth in Schedule 4 attached hereto.

6.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against any Borrower, any Master Tenant or all or any portion of the Project.

7.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any failure of any Borrower or any Master Tenant to make required payments of withholding or other tax obligations of such Borrower or any Master Tenant during the accounting period to which the attached statements pertain or any subsequent period.

8.
If the Loan Agreement contemplates payments into a lockbox or restricted account, or directly to Lender, Borrowers and any Master Tenant (as required under the Loan Agreement or in the Loan Documents) have directed all of its account debtors, residents and/or lessees, as applicable, to make payments into such account or to Lender.

9.
If the Loan Agreement contemplates a lien on the deposit accounts of the Borrowers in favor of Lender, Schedule 3 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by Borrowers or any Master Tenant .

10.	With respect to each of the Projects:

(a)	there are no current, pending or threatened proceedings relating to a condemnation or other public taking of the Project;

(b)	the Project has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;

(c)	all insurance required to be maintained by Borrowers, Guarantor or any Operator under the Loan Agreement is in force;

(d)	all real estate taxes or other assessments pertaining to the Project have been paid as and when due;

(e)	the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of the Project; and

LOAN AGREEMENT – Schedule 7.2 – Page 3

11.
All of the other covenants (i.e., those not specifically described in the prior paragraphs above) set forth in the Loan Agreement and Security Documents are fully performed and the representations and warranties set forth in the Loan Agreement and Security Documents are and remain true, correct, and complete (except as set forth on Schedule 4 attached hereto).

12.
Except as set forth in the Loan Agreement or on Schedule 5 attached hereto, no Borrower has received (a) any notice of default under other obligations relating to the Project or otherwise material to such Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (b) any notice of threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower and any governmental authority, materially adversely affecting any Borrower or any Project; (c) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower, Principal or any Master Tenant; (d) any notice of default or termination given or made to any Master Tenant by any Borrower or received from any Master Tenant; and (e) any notice of default or termination under any license or permit necessary for the operation of any Project in the manner required by the Loan Agreement.  If any such notices have been received, they are listed on Schedule 5 and Borrowers have provided (or are providing concurrently with this Certificate) Lender with copies of such notices referred to herein.

13.	The calculations set forth on Schedule 6 have been made to determine Borrowers’ compliance with Section 7.25 of the Loan Agreement, which calculations are true, correct, and complete.

LOAN AGREEMENT – Schedule 7.2 – Page 4

The forgoing certification and computations are made as of _____________, 20___ and delivered this _____day of _____________, 20___.

Sincerely,

BORROWERS:

RSC OAKLEAF GREENVILLE, LLC, a Florida limited liability company

By:	Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company, its sole member

By:	Cornerstone Oakleaf Village, LLC, its Managing Member

By:
Name:
Title:

RSC OAKLEAF LEXINGTON, LLC, a Florida limited liability company

By:	Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company, its sole member

By:	Cornerstone Oakleaf Village, LLC, its Managing Member

By:
Name:
Title:

LOAN AGREEMENT – Schedule 7.2 – Page 5

SCHEDULE 1

Description of Defaults or Potential
Defaults and Cures Being Undertaken

LOAN AGREEMENT – Schedule 7.2 – Page 6

SCHEDULE 2

Tax Liens or Withholding Obligations

LOAN AGREEMENT – Schedule 7.2 – Page 7

SCHEDULE 3

List of all Deposit Accounts

LOAN AGREEMENT – Schedule 7.2 – Page 8

SCHEDULE 4

Exceptions to Covenant Compliance

LOAN AGREEMENT – Schedule 7.2 – Page 9

Schedule 5

Schedule of Notices of Default, Litigation, etc.

LOAN AGREEMENT – Schedule 7.2 – Page 10

Schedule 6

Financial Covenant Analysis

As of: ____________ __, 20__

A. NET OPERATING INCOME[1] (“NOI”):

(1) Name of Borrower:	(1)

(a) Calculation Period:	(a) Trailing 12 months

(b) Revenue:	(b) $

(c)   Less Expenses:
(including real estate tax, management fee of not less than 5% of effective gross income regardless of whether paid (or actual if higher)) & replacement reserve of $360 per licensed bed/unit)
(c) $

(d) Net Operating Income:	(d) $

(2) Name of Borrower:	(2)

(a) Calculation Period:	(a) Trailing _____ months

(b) Revenue:	(b) $

(c)   Less Expenses:
(including real estate tax, management fee of not less than 5% of effective gross income regardless of whether paid (or actual if higher)) & replacement reserve of $360 per licensed bed/unit)
(c) $

(d) Net Operating Income:	(d) $

(3) Aggregate NOI for all Borrowers:	(3) $

1 A separate calculation of Net Operating Income for each Borrower is to be provided.

LOAN AGREEMENT – Schedule 7.2 – Page 1

B. DEBT SERVICE OF BORROWERS:

(1) Calculation Period:	(1) Trailing 12 months

(2) Debt Service Calculation:	(2)

(a) Interest Expense	(a) $

(b) Scheduled amortization of principal	(b) $

(c) Other Payments on Permitted Debt	(c) $

(d) Total Debt Service	(d) $

(3) Debt Service Coverage Ratio (Aggregate NOI/Debt Service):	(3) :1.00

(4) Required minimum Debt Service Coverage pursuant to Section 7.25:	(4) 1.30:1.00

(5) In Compliance:	(5) ☐ Yes ☐ No

C. AVERAGE OCCUPANCY RATE:

(1) Calculation Period:	(1) Trailing 3 months

(2) Average Occupancy Rate for Calculation Period:	(2) _______%

(a) Aggregate [Borrower Name]:	(a) _______%

(b) [Borrower Name]:	(b) _______%

(3) Initial Occupancy Rate:	(3) _______%

(4) Required Minimum Occupancy Rate (80% of (3) above):	(4) _______%

(5) In Compliance:	(5) ☐ Yes ☐ No

LOAN AGREEMENT – Schedule 7.2 – Page 2

D. PROJECT YIELD:

(1) Calculation Period:	(2) Trailing _____ months

(2) Aggregate NOI:	(2) $

(3) Outstanding principal balance of Loan:	(3) $

(4) Project Yield for Calculation Period (NOI ÷ Principal Balance of Loan:	(4) $

(5) Required Project Yield:	(5) 11%

(6) In Compliance:	(6) ☐ Yes ☐ No

LOAN AGREEMENT – Schedule 7.2 – Page 3

SCHEDULE I

Certain Definitions

As used herein, the following terms have the meanings indicated:

“Account Bank” has the meaning assigned to such term in Section 10.3.

“Acceptance Notice” has the meaning assigned to such term in Error! Reference source not found..

“Adjusted Actual Rent” has the meaning assigned to such term in Schedule II.

“Affiliate” means (a) any corporation in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower or any Loan Party directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any general or limited partnership, joint venture, limited liability company or limited liability partnership in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower is a partner, joint venturer or member, (c) any trust as to which any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower or by any Loan Party, (e) any partner, shareholder, director, officer, member, manager or employee of any Borrower or any Loan Party, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of any Borrower or any Loan Party, (g) any Loan Party, (h) any Person which owns or controls, directly or indirectly, more than ten percent (10%) of the beneficial interests of any Borrower or any Loan Party or (i) any entity of which more than ten percent (10%) of the beneficial interests are owned or controlled, directly or indirectly, by an Affiliate as defined in clauses (a) through (h).

“Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” means this Loan Agreement, as amended from time to time.

“Agreement of Principal” means that certain Agreement of Principal dated as of the date hereof by the Cornerstone Principal in favor of Agent on behalf of the Lenders, as the same may be amended, restated, supplemented or modified from time to time.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1, et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701, et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

LOAN AGREEMENT – Schedule I – Page 1

“Approved Bank Account” shall mean an account maintained at a bank reasonably approved by Agent, as to which account, Borrowers, Master Tenants, as applicable, said bank and Agent shall have entered into an agreement in form and substance reasonably acceptable to Agent to ensure Agent that Agent has “control” of such account as such term is defined in the Uniform Commercial Code as in effect in the applicable state and as to a Borrower’s right, title and interest in such amounts in such account Agent has a perfected first security interest (all costs and expenses of negotiating, documenting and maintaining such bank account, agreement and perfected security interest shall be paid for by Borrowers).

“Bankruptcy Party” shall have the meaning assigned to such term in Section 8.7.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Borrower” and “Borrowers” have the meaning assigned to such terms in the introductory paragraph of this Agreement.

“Borrower Anti-Terrorism Policies” has the meaning assigned to such term in Section 7.20(c).

“Borrower Formation Documents” has the meaning assigned to such term in Section 5.4.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the States of South Carolina or Illinois are not open for general banking business.

“BSA” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Charges” has the meaning assigned to such term in Section 7.3.

“Collateral” has the meaning assigned to such term in Section 2.4.

“Compliance Certificate” means the compliance certificate in the form of Schedule 7.2 attached hereto.

“CON” has the meaning assigned to such term in Section 8.1(c).

“Contract Rate” has the meaning assigned in Section 2.2.

“Control” or “controls”:  When used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contractor or otherwise; and the terms “Controlling” and “Controlled” have the meaning correlative to the foregoing.

LOAN AGREEMENT – Schedule I – Page 2

“Controlling Interest” or “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Cornerstone Principal” means Cornerstone Healthcare Plus REIT Inc.

“Debt” means, for any Person, without duplication, the aggregate of:  (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan, and on any other outstanding permitted Debt relating to the Projects (if any) for the period of time for which calculated.

“Debt Service Coverage Ratio” means the ratio of (i) Net Operating Income (calculated in accordance with Schedule II attached hereto) from the Projects for a particular period, to (ii) Debt Service for the same period plus amortization due during the same period.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Interest Rate.

“Defeasance Deposit” has the meaning assigned to such term in Section 2.6(c).

“Environmental Indemnity Agreement” means that certain Amended and Restated Environmental Indemnity Agreement dated as of the date hereof by the Borrowers and Cornerstone Principal in favor of Agent on behalf of the Lenders, as the same may be amended, restated, supplemented or modified from time to time.

“Event of Default” has the meaning assigned to such term in Article IX.

“Exit Fee” means a fee equal to (i) three percent (3%) of any amount voluntarily prepaid after the Restatement Date but prior to the first anniversary of the Restatement Date, (ii) two percent (2%) of any amount voluntarily prepaid on or after the first anniversary of the Restatement Date, but prior to the second anniversary of the Restatement Date, and (iii) one percent (1%) for any amount paid on or after the second anniversary of the Restatement Date.

“Expenses” has the meaning assigned to such term in Schedule II.

LOAN AGREEMENT – Schedule I – Page 3

“Federal Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

“Financing Notice” has the meaning assigned to such term in Section 12.1.

“FIRREA” has the meaning assigned to such term in Part A of Schedule 2.1.

“Fiscal month” has the meaning assigned to such term in Section 6.1(a).

“Force Majeure” means any event, act or condition which causes a delay or prevents the performance of any act required hereunder by reason of an act of God (such as tornado, flood, hurricane, etc.); fires and other casualties; strikes, lockouts or other labor disturbances; war, terrorist acts, riots, insurrections or civil commotions; embargos, shortages or unavailability of materials, supplies, labor, equipment and systems; sabotage; vandalism; or other similar types of events.

“Fraudulent Conveyance” has the meaning assigned to such term in Section 11.28(b).

“GAAP” means general accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date so indicated and consistently applied.

“GECC” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Projects.

“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including, without limitation, the State Regulator), or any court, administrative tribunal, or public body, including but not limited to all such authorities relating to the quality and adequacy of residential care facility services, medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.

“Hazardous Materials” has the definition given to such term in the Environmental Indemnity Agreement.

“HIPAA” has the meaning assigned to such term in Section 8.1(a).

“HIPAA Compliance Plan” has the meaning assigned to such term in Section 8.1(a).

“HIPAA Compliance Date” has the meaning assigned to such term in Section 8.1(a).

LOAN AGREEMENT – Schedule I – Page 4

“Healthcare Laws” has the meaning assigned to such term in Section 8.1(a).

“Improvements” has the meaning assigned to such term in Recital B.

“Indebtedness” means all payment obligations of Borrower or any Principal to Agent and Lender under the Loan or any of the Loan Documents.

“Initial Loan” has the meaning assigned to such term in Section 2.1(a).

“Insurance Impound” has the meaning assigned to such term in Section 3.4.

“Interest Holder Agreement” has the meaning assigned to such term in Section 7.20(b).

“Interest Rate” means the Contract Rate or the Swap Rate, as applicable.

“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including but not limited to quality and safety standards, accreditation standards and requirements of the State Regulator, each as it may be amended from time to time.

“Leases” means, collectively, all leases of, subleases of and occupancy agreements affecting the Projects or any part thereof now existing or hereafter executed (including all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto.

“Lender” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Libor Breakage Amount” means an amount, as reasonably calculated by Lender, equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that Lender may sustain as a result of any payment of the Loan on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).

“Libor Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“Libor Interest Period” means each period commencing on the first day of a calendar month and ending on the last day of the month that is three (3) months thereafter; provided, any Libor Interest Period that would otherwise extend beyond the Maturity Date of the Loan shall end on the Maturity Date.

“Libor Rate” means the greater of (a) one percent (1%) per annum or (b) for each Libor Interest Period, a rate of interest determined by Lender equal to:

LOAN AGREEMENT – Schedule I – Page 5

(i)
with respect to any Libor Interest Period, the rate determined by the Lender to be the offered rate for deposits in Dollars for the applicable Libor Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Libor Business Day next preceding the first day of each Libor Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Libor Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Lender and, in the absence of availability, such other method to determine such offered rate as may be selected by the Lender in its sole discretion; divided by

(ii)
a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Libor Business Days prior to the beginning of such Libor Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

“Licensed Beds” has the meaning assigned to such term in Section 3.6(a).

“Licenses” has the meaning assigned to such term in Section 8.1(a).

“Lien” means any interest, or claim thereof, in the Projects securing an obligation owed to, or a claim by, any Person other than the owner of the Projects, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Projects.

“Lists” has the meaning assigned to such term in Section 5.26(a).

“Loan” means collectively, the Initial Loan, the Restatement Date Loan Amount and all other amounts payable under the Loan Documents, including any Exit Fee or Swap Termination Fee.

“Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Guaranty, (d) any letter of credit provided to Agent in connection with the Loan, (e) the Security Documents, (f) the Environmental Indemnity Agreement, (g) Uniform Commercial Code financing statements, (h) such assignments of management agreements, contracts and other rights as may be required under the Commitment or otherwise requested by Agent, (i) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (j) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

LOAN AGREEMENT – Schedule I – Page 6

“Loan Party” means each Principal and Managing Member.

“Management Agreements” means those certain Amended and Restated Management Agreements between Property Managers and Master Tenants for the management of the Projects, each dated as of April 30, 2010.

“Managing Member” means Royal Cornerstone South Carolina Portfolio, LLC, a Delaware limited liability company, the sole member of Borrower.

“Master Leases” mean those certain leases between Borrowers as landlord and each Master Tenant, as tenant.

“Master Tenants” means with respect to Oakleaf Village at Greenville, RSC Greenville, LLC, a Florida limited liability company, and with respect to Oakleaf Village at Lexington, RSC Lexington, LLC, a Florida limited liability company.

“Material Adverse Change” or “material adverse change” means, in Agent’s reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which could impair the value of Agent’s and Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable Person, any Principal or any Borrower from timely performing any of its material obligations under the Loan Documents.

“Maturity Date” means the earlier of (a) April 30, 2015, or (b) any earlier date on which the entire Loan is required to be paid in full, whether at maturity, by acceleration or otherwise, under this Agreement or any of the other Loan Documents, or any later date to which the same may be extended in accordance with the terms of the Loan Agreement.

“Minor Claim” has the meaning assigned to such term in Section 3.1(e).

“Money Market Rate” has the meaning assigned to such term in Section 3.4.

“Monthly Effective Rent” has the meaning assigned to such term in Schedule II.

“Monthly Reports” has the meaning assigned to such term in Section 6.1(a).

“Net Operating Income” has the meaning assigned to such term in Schedule II.

“Note” means the Amended and Restated Promissory Note dated the Restatement Date.

“Obligations” has the meaning assigned to such term in Section 11.28.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Payment Date” has the meaning assigned to such term in Section 2.3(a).

“Permitted Encumbrances” has the meaning assigned to such term in Section 5.13.

LOAN AGREEMENT – Schedule I – Page 7

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, limited partnership, limited liability, partnership, limited partnership, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Principals” means collectively, the Cornerstone Principal and the RSC Principals.

“Project” and “Projects” have the meanings assigned to such terms in Recital C.

“Project Yield” means the ratio, expressed as a percentage, of (a) annualized Net Operating Income from the Projects, as determined by Agent for a particular period, to (b) the outstanding principal balance of the Loan.

“Property” and “Properties” have the meanings assigned to such terms in Recital B.

“Property Condition Report” has the meaning assigned in Schedule 2.1.

“Property Manager” means with respect to Oakleaf Village of Greenville, RSC-GSC Management, LLC, a Florida limited liability company, and with respect to Oakleaf Village at Lexington, RSC-LSC Management, LLC, a Florida limited liability company, the manager of the Projects approved by Agent, and any successor manager approved by Agent.

“Rating Agencies” means at least two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or any other nationally recognized statistical rating organizations that are successors or substitutes for any such Person (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Confirmation” means the written confirmation of the Rating Agencies that a proposed action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction.

“Release Date” has the meaning assigned to such term in Section 2.6.

“REMIC” has the meaning assigned to such term in Section 2.6.

“Repayment Date” means the date upon which the entire principal balance of the Loan and all interest thereon and other sums due pursuant to the Loan Documents have been paid in full.

“Replacement Deposit” has the meaning assigned to such term in Section 3.6.

“Replacement Reserve” has the meaning assigned to such term in Section 3.6.

LOAN AGREEMENT – Schedule I – Page 8

“Replacement Treasury Yield” has the meaning assigned to such term in Schedule 2.5.

“Restatement Date” shall be the date on which the conditions on Schedule 2.1 are satisfied and the Restatement Date Loan is funded.

“Restatement Date Loan” has the meaning assigned to such term in Section 2.1(b).

“Restricted Account Agreements” has the meaning assigned to such term in Section 11.30.

“Restricted Accounts” has the meaning assigned to such term in Section 11.30.

“Revenue” has the meaning assigned to such term in Schedule II.

“RSC Principals” means, collectively, Gazit Senior Care, Inc., a Florida corporation, and ROICO Holdings, L.P., a Delaware limited partnership.

“Secondary Market Transactions” has the meaning assigned to such term in Section 7.24.

“Security Agreement” has the meaning assigned to such term in Section 2.6(c).

“Security Deposits” means any security deposit from any tenant or occupant of any Project collected or held by any Borrower, Property Manager or Master Tenant.

“Security Documents” means those certain first priority Deeds to Secure Debt, Security Agreements and Fixture Filing, (or documents of similar title) executed by Borrowers for the benefit of Agent, encumbering the Projects.

“Single Purpose Entity” means a Person (other than an individual, a government, or any agency or political subdivision thereof), which exists solely for the purpose of owning and operating a Project, conducts business only in its own name, does not engage in any business or have any assets unrelated to such Project, does not have any Debt other than as permitted by this Agreement, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person, and observes corporate, partnership or limited liability company, as the case may be, formalities independent of any other Person, and which otherwise constitutes a single purpose, bankruptcy remote entity as determined by Agent.  Without limiting the foregoing, a Single Purpose Entity (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in its respective Project and (ii) is not a shareholder or partner or member of any other entity.

“Specifically Designed National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“State Regulator” has the meaning assigned to such term in Section 7.18(a).

LOAN AGREEMENT – Schedule I – Page 9

“Swap Termination Date” means January 10, 2011.

“Swap Termination Fee” shall mean the amount that Lender reasonably determines in good faith to be its total losses and costs in connection with a termination of the hedging arrangements entered into by Lender in connection with the funding of the Loans and cost of funds rate lock in respect of any such hedging arrangements, including any loss of bargain, cost of funding and loss or cost incurred as a result of its terminating, liquidating, obtaining or re-establishing any hedge or related trading position.

“Taxes” has the meaning assigned to such term in Section 3.5.

“Tax Impound” has the meaning assigned to such term in Section 3.5.

“Tenant” means any tenant or occupant of a Project under a Lease.

“Term Sheet” means that certain letter agreement dated March 17, 2010 from Agent and accepted by or on behalf of Managing Member on March 17, 2010.

“Terrorism Insurance” has the meaning assigned to such term in Section 3.1(b).

“Third Party Payor Programs” has the meaning assigned to such term in Section 8.2(f).

“Title Policies” has the meaning assigned to such term in Schedule 2.1 Part A.

“U.S. Obligations” has the meaning assigned to such term in Section 2.6(c).

“Violation” has the meaning assigned to such term in Section 5.24.

LOAN AGREEMENT – Schedule I – Page 10

SCHEDULE II

Calculation of Net Operating Income

“Net Operating Income” means annualized Revenue less Expenses, all as determined by Agent’s audit (or otherwise estimated by Agent) in its sole discretion and at Borrower’s expense.

“Revenue” for a period means the lesser of (i) annualized Adjusted Actual Rent for such period or (ii) annualized Monthly Effective Rent, excluding in each case, rent payable under a Master Lease.  In determining Revenue, the occupancy factor utilized shall be the lesser of (a) actual occupancy (ignoring for this purpose any Master Lease), or (b) an assumed ninety-five percent (95%) occupancy rate.

“Adjusted Actual Rent” means (a) all amounts collected from tenants of the Projects (excluding amounts due from any Master Tenant) for the period in question (and if none specified, then for the most current three (3) months), excluding nonrecurring income and non-property related income (as determined by Agent in its sole discretion) and income from tenants (i) that are thirty (30) or more days delinquent, (ii) that are in bankruptcy (even if current), (iii) non-residential tenants whose leases terminate within six (6) months (as adjusted for space re-leased upon terms acceptable to Agent in its sole discretion) and (iv) that have been delinquent two (2) or more times during the past twelve (12) months, and (b) other revenue for such period not to exceed ten percent (10%) of the amounts included in clause (a) above for laundry, vending, parking and other occupancy payments (but excluding late fees and interest income) based upon collections for such period.

“Monthly Effective Rent” means an amount equal to (x) total rent due over the term of the leases (excluding rent due under any Master Lease) less any payments or concessions which Agent, in its sole discretion, deems to be a rent concession, divided by (y) the total number of months in the leases.

“Expenses” means actual and customary operating expenses related to the Project on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Agent), including:  (i) recurring expenses (e.g., tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Agent), (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher), and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred Sixty and No/100 Dollars ($360.00) per Licensed Bed.

LOAN AGREEMENT – Schedule II – Page 1

SCHEDULE III

Part A—Required Repairs

The below listed repairs shall be completed within 90 days of the Restatement Date with respect to the property owned by RSC Oakleaf Lexington, LLC:

		$ Amount
(A)	Evaluate roof leaks in ALF and portico;	$4,000.00
(B)	Remedy active roof leaks;	5,000.00
(C)	Remove wet attic insulation;	1,500.00
(D)	Access attics for microbial growth;	2,000.00
(E)	Evaluate attics for fire retardant plywood;	500.00
(F)	Evaluate PTAC condensate blockages;	1,500.00
(G)	Evaluate source of stained ceiling finishes;	2,000.00
(H)	Assess ceiling spaces for microbial growth;	2,000.00
(I)	Repair/replace moisture affected ceiling materials;	5,000.00

	Total	$23,500.00

The below listed repairs shall be completed within 90 days of the Restatement Date with respect to the property owned by RSC Oakleaf Greenville, LLC

		$ Amount
(J)	Replace missing exterior light;	$200.00
(K)	Replace missing shutter and window accent trim;	500.00
(L)	Repair damaged downspout;	500.00
(M)	Repair damaged fascia trim;	500.00
(N)	Perform roof condition survey;	3,000.00
(O)	Repair EPDM roofs to prevent standing water; and	6,000.00
(P)	Replace roofing shingles.	500.00

	Total	$11,200.00

LOAN AGREEMENT – Schedule III – Page 1

SCHEDULE III
(continued)
Part B—Post Closing Obligations

1)           Within 30 days of the Restatement Date, the Borrowers shall, with respect to the property owned by RSC Oakleaf Greenville, LLC, correct the deficiencies in violation of the Fire Prevention Code set forth in that certain letter dated April 4, 2010 from the Boiling Springs Fire District, which shall be deemed satisfied upon receipt by Agent of a copy of a satisfactory inspection report from the Boiling Springs fire district.

2)           Within 90 days of the Restatement Date, the Borrowers shall, with respect to the property owned by RSC Oakleaf Greenville, LLC, provide the Agent radon testing results for such property which results shall be satisfactory to the Agent.

3)           Within 30 days of the Restatement Date, the Borrowers shall provide the Agent with reliance letters on the environmental reports delivered pursuant to item 9 on Part A of Schedule 2.1.

LOAN AGREEMENT – Schedule III – Page 2